Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211858

$500,000,000 of Gold Deposit Receipts
Vaulted Gold Bullion Trust

The Vaulted Gold Bullion Trust (the “Trust”) issues Depositary Receipts (the “Gold Deposit Receipts”) representing your undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion is held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint (the “Mint”). The Bank of New York Mellon serves as the trustee of the Trust. The Gold Deposit Receipts are separate from the Gold Bullion.

Investing in the Gold Deposit Receipts involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.  See “Risk Factors” starting on page 12.  An investment in the Gold Deposit Receipts represents an investment in gold, which may not be appropriate for all investors.

The Trust is offering to the public on a continuous basis six classes of Gold Deposit Receipts: Class A Gold Deposit Receipts; Class F Gold Deposit Receipts; Class F-1 Gold Deposit Receipts; Class F-2 Gold Deposit Receipts; Class F-3 Gold Deposit Receipts; and Class S Gold Deposit Receipts. Class F-2 Gold Deposit Receipts, Class F-3 Gold Deposit Receipts and Class S Gold Deposit Receipts will be offered and sold only to institutional accounts, as such term is defined under FINRA Rule 4512 (each, an “Institutional Account”). We refer to these three classes of Gold Deposit Receipts collectively throughout this prospectus as the “Institutional Gold Deposit Receipts.” The applicable deposit and sales fees differ among the six classes of Gold Deposit Receipts.

The public offering price for each Gold Deposit Receipt is the spot price at the time of sale to the investor for one troy ounce of Gold Bullion, determined by BMO Capital Markets Corp. using EBS, an offering of EBS BrokerTec (“EBS”), as the source for the spot price of gold, without adjustment or modification, plus:

•
in the case of a Class A Gold Deposit Receipt, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 2.00% to any participating broker-dealer that sells Gold Deposit Receipts to an investor;

•	in the case of a Class F Gold Deposit Receipt, which is sold only through fee-based programs, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 0.25%;

•	in the case of a Class F-1 Gold Deposit Receipt, which is sold to trust or fiduciary accounts, a deposit fee of 2.00%, payable to Bank of Montreal, and no sales fee;

•	in the case of a Class F-2 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.50%, payable to Bank of Montreal, and no sales fee;

•	in the case of a Class F-3 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.00%, payable to Bank of Montreal, and no sales fee; and

•	in the case of a Class S Gold Deposit Receipt, which is sold solely to an Institutional Account, neither a deposit fee nor a sales fee.

The Trust uses the proceeds of the issuance of Gold Deposit Receipts, net of these fees, to purchase Gold Bullion from Bank of Montreal in an amount that corresponds to the amount of Gold Deposit Receipts.

The initial price to public shown below is the price to public on a particular date. We refer to this price to public on a particular date and time as an indicative price. An investor considering a purchase or redemption of Gold Deposit Receipts may obtain end of day indicative pricing from the Trust’s website. Real-time indicative quotations are available from the Bloomberg Terminal (“Bloomberg”) using <BMOEGLDR Index Go> and these quotations also will be available (on a delayed basis) at Bloomberg.com.  YOUR BROKER WILL CONFIRM THE EXECUTION PRICE TO YOU; DUE TO MOVEMENTS IN THE SPOT PRICE, THE EXECUTION PRICE MAY DIFFER FROM THE INDICATIVE OR THE QUOTED PRICE.  See “Description of Gold Deposit Receipts — How to Obtain Pricing Information” and “Plan of Distribution.”

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Trust is not a commodity pool for purposes of the Commodity Exchange Act, and the initial depositor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

The Trust is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements after this offering.

The Gold Deposit Receipts are neither interests in, nor obligations of, Bank of Montreal, as initial depositor, or The Bank of New York Mellon, as trustee.

The Gold Deposit Receipts are not, and will not be, listed or traded on any securities exchange. Only Authorized Participants may offer the Gold Deposit Receipts to the public. Under no circumstance may any purchase of the Gold Deposit Receipts be made with borrowed or leveraged funds advanced by an Authorized Participant. No margin purchases of the Gold Deposit Receipts will be accepted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Indicative Initial Price To Public*	Deposit Fee	Sales Fee
Per Class A Gold Deposit Receipt	$1,284.30	2.00%	2.00%
Per Class F Gold Deposit Receipt	$1,262.69	2.00%	0.25%
Per Class F-1 Gold Deposit Receipt	$1,259.60	2.00%	0.00%
Per Class F-2 Gold Deposit Receipt	$1,253.42	1.50%	0.00%
Per Class F-3 Gold Deposit Receipt	$1,247.25	1.00%	0.00%
Per Class S Gold Deposit Receipt	$1,234.90	0.00%	0.00%
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* The indicative initial price to public is the price to public on a particular date and time and is provided solely to illustrate how the actual price to public for the Gold Deposit Receipts will be calculated. The initial price to public as of 12 PM EST on May 16, 2017, which reflects a spot price of $1,234.90, as provided on EBS, plus, if applicable, the deposit and sales fee. See “Plan of Distribution” beginning on page 53 for additional information regarding fees payable to Authorized Participants.

BMO Capital Markets Corp. uses the spot price of gold reflected on EBS as the source for the spot price of gold. BMO Capital Markets Corp. refers to this source without adjustment or modification. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the London Bullion Market Association (the “LBMA”) (PM) Gold Price, an offering of ICE Benchmark Administration (the “IBA”), as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification. On any given day, the price to public will vary.

A minimum of one whole Gold Deposit Receipt must be purchased in any transaction. BMO Capital Markets Corp. acts as the underwriter of this continuous offering, purchasing, on a principal basis, Gold Deposit Receipts when issued by the Trust and reselling the Gold Deposit Receipts to Authorized Participants.

BMO CAPITAL MARKETS
_____________________________

The date of this prospectus is May 15, 2017.

_______________________________________

This prospectus contains information you should consider when making your investment decision.  With respect to information about Gold Deposit Receipts, you should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell Gold Deposit Receipts in any jurisdiction where the offer or sale is not permitted.

The Gold Deposit Receipts are not registered for public sale outside of the United States.  Holders that are not U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) should consult their tax advisors regarding U.S. withholding and other taxes that may apply to ownership of the Gold Deposit Receipts or of the Gold Bullion through an investment in the Gold Deposit Receipts.

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U.S. SALES RESTRICTIONS AND NOTICES

THE GOLD DEPOSIT RECEIPTS MAY BE SOLD TO INSTITUTIONAL INVESTORS IN ANY STATE AND PUERTO RICO.  RETAIL INVESTORS SHOULD FAMILIARIZE THEMSELVES WITH THE FOLLOWING RESTRICTIONS AND NOTICES:

THE GOLD DEPOSIT RECEIPTS ARE NOT APPROVED FOR SALE AND SHOULD NOT BE SOLD TO RESIDENTS OF THE STATES OF ALABAMA, ARIZONA OR TENNESSEE, OTHER THAN TO INSTITUTIONAL INVESTORS. ALL SALES IN THE STATES OF ARKANSAS, NORTH CAROLINA AND TEXAS WILL ONLY BE MADE BY A BROKER-DEALER REGISTERED IN SUCH STATE.

CALIFORNIA INVESTORS MUST BE ABLE TO EVIDENCE EITHER:  (A) $65,000 ANNUAL GROSS INCOME AND $250,000 LIQUID NET WORTH (AS DEFINED BELOW); OR (B) $500,000 LIQUID NET WORTH.

OREGON AND OKLAHOMA INVESTORS MUST BE ABLE TO EVIDENCE A LIQUID NET WORTH OF $250,000 OR MORE TO INVEST IN THIS OFFERING.  TEXAS INVESTORS MUST BE ABLE TO EVIDENCE EITHER (A) $100,000 ANNUAL NET INCOME AND $100,000 NET WORTH OR (B) $250,000 LIQUID NET WORTH.

ArKansas and Massachussetts investors must be able to evidence either: (A) $100,000 Annual Net income AND $100,000 liquid net worth or (B) $250,000 liquid net worth.

IT SHALL BE UNSUITABLE FOR A RETAIL INVESTOR’S AGGREGATE INVESTMENT IN GOLD DEPOSIT RECEIPTS TO EXCEED TEN PERCENT (10%) OF HIS, HER, OR ITS LIQUID NET WORTH.

“LIQUID NET WORTH” SHALL BE DEFINED AS THAT PORTION OF NET WORTH (TOTAL ASSETS EXCLUSIVE OF HOME, HOME FURNISHINGS, AND AUTOMOBILES MINUS TOTAL LIABILITIES) THAT IS COMPRISED OF CASH, CASH EQUIVALENTS, AND READILY MARKETABLE SECURITIES. PLEASE CONSULT YOUR FINANCIAL AND TAX ADVISER.

INVESTORS SHOULD REVIEW CAREFULLY THE PROSPECTUS AND UNDERSTAND, AMONG OTHER THINGS, THAT:  THE GOLD DEPOSIT RECEIPTS ARE NOT LISTED OR TRADED ON A SECURITIES EXCHANGE (SEE “DESCRIPTION OF GOLD DEPOSIT RECEIPTS—PURCHASES AND SALES OF GOLD DEPOSIT RECEIPTS”), THE GOLD DEPOSIT RECEIPTS DO NOT PROVIDE FOR CURRENT PAYMENTS OF INTEREST OR PRINCIPAL, HOLDERS OF THE GOLD DEPOSIT RECEIPTS WILL HAVE NO VOTING RIGHTS, EXCEPT IN LIMITED CIRCUMSTANCES (SEE “DESCRIPTION OF THE GOLD DEPOSIT RECEIPTS—VOTING RIGHTS”), AND ONLY HOLDERS LOCATED IN A DELIVERY STATE WILL BE ABLE TO RECEIVE DELIVERY OF BULLION (SEE “DESCRIPTION OF THE GOLD DEPOSIT RECEIPTS—REDEMPTIONS OF GOLD DEPOSIT RECEIPTS FOR GOLD BULLION; SALES FOR CASH—PHYSICAL DELIVERY”). ARKANSAS IS NOT A DELIVERY STATE.

THE PRICE OF GOLD DEPOSIT RECEIPTS ON ANY DAY REPRESENTS THE PRICE AT WHICH A HOLDER CAN SELL GOLD BULLION TO BANK OF MONTREAL AND WILL BE CALCULATED USING THE U.S. DOLLAR SPOT PRICES AT THE TIME OF SALE. BMO CAPITAL MARKETS CORP. WILL USE THE SPOT PRICE OF GOLD REFLECTED ON EBS AS THE SOURCE FOR THE SPOT PRICE OF GOLD. BMO CAPITAL MARKETS CORP. WILL REFER TO THIS SOURCE WITHOUT ADJUSTMENT OR MODIFICATION. IF, FOR ANY REASON, EBS IS NOT POSTING SPOT PRICES, BMO CAPITAL MARKETS CORP. WILL USE THE SPOT PRICE REFLECTED BY THE LBMA (PM) GOLD PRICE AS ITS SOURCE FOR THE SPOT PRICE OF GOLD. BMO CAPITAL MARKETS CORP. WILL REFER TO THIS SOURCE WITHOUT ADJUSTMENT OR MODIFICATION.

BANK OF MONTREAL RESERVES THE RIGHT TO CHARGE A CUSTODY FEE WITH RESPECT TO HOLDING THE TRUST’S GOLD BULLION AT BANK OF MONTREAL’S CUSTODIAL ACCOUNT. IF BANK OF MONTREAL WERE TO CHARGE SUCH A FEE, IT WOULD AFFECT THE TRUST’S EXPENSES AND THE PRICE OF THE GOLD DEPOSIT RECEIPTS. HOWEVER, ANY CUSTODY FEE WILL NOT EXCEED 0.50% PER ANNUM OF THE DAILY AVERAGE CLOSING PRICE OF GOLD BULLION REPRESENTED BY THE GOLD DEPOSIT RECEIPTS, AS CALCULATED BY BANK OF MONTREAL ACTING IN GOOD FAITH. FOR ADDITIONAL INFORMATION ON THE CUSTODY FEE, PLEASE SEE “DESCRIPTION OF THE GOLD DEPOSIT RECEIPTS — CUSTODY OF THE GOLD BULLION”.

THE TERM “INSTITUTIONAL INVESTOR” IS UNDERSTOOD TO MEAN: A BANK, SAVINGS AND LOAN ASSOCIATION, INSURANCE COMPANY OR REGISTERED INVESTMENT COMPANY; AN INVESTMENT ADVISER REGISTERED EITHER WITH THE SEC UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OR WITH A STATE SECURITIES COMMISSION (OR ANY AGENCY OR OFFICE PERFORMING LIKE FUNCTIONS); OR ANY OTHER PERSON (WHETHER A NATURAL PERSON, CORPORATION, PARTNERSHIP, TRUST OR OTHERWISE) WITH TOTAL ASSETS OF AT LEAST $50 MILLION.

CANADIAN SALES RESTRICTIONS AND NOTICES

THE GOLD DEPOSIT RECEIPTS MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE GOLD DEPOSIT RECEIPTS MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS. SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR. PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), BMO CAPITAL MARKETS CORP., AS THE UNDERWRITER OF THE CONTINUOUS OFFERING OF GOLD DEPOSIT RECEIPTS, IS NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THE OFFERING OF GOLD DEPOSIT RECEIPTS.
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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the Gold Deposit Receipts being offered hereby. You should review the information and exhibits in the registration statement for further information about the Trust and the Gold Deposit Receipts being offered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to the filings. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find Additional Information” and “Information Incorporated By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Gold Deposit Receipts and it is not soliciting an offer to buy the Gold Deposit Receipts in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

The following is a summary of information pertaining to the Trust and does not contain all of the information about the Trust that may be important to you. Before making an investment decision about the Gold Deposit Receipts, you should read this entire prospectus carefully, including “Risk Factors” beginning on page 12 as well as our filings incorporated by reference herein to which we have referred you in the sections “Where You Can Find Additional Information” and “Information Incorporated by Reference.”

Overview

The Vaulted Gold Bullion Trust (the “Trust”) was initially formed on December 10, 2013.  The Trust is governed by the Second Amended and Restated Depositary Trust Agreement, dated May 11, 2017 by and among The Bank of New York Mellon, as trustee, BNY Trust of Delaware, as Delaware trustee, Bank of Montreal, as initial depositor, and BMO Capital Markets Corp., as underwriter (the “Depositary Trust Agreement”).  The Trust has no assets or liabilities.  The Trust is not a registered investment company under the 1940 Act.

At all times, the Trust holds a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”) that corresponds to the outstanding Gold Deposit Receipts.  The Gold Bullion is held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint (the “Mint”).  One troy ounce of Gold Bullion corresponds to each Gold Deposit Receipt as specified under “Summary of Gold Deposit Receipts — The Gold Deposit Receipts.”

The Trust issues Gold Deposit Receipts that represent your undivided beneficial ownership interest in Gold Bullion held by the Trust on your behalf.

Trust Objective

The objective of the Trust is to provide a secure and convenient way for investors to make an investment in unencumbered, allocated, physical Gold Bullion on a spot basis.  As a result, at any given time, the value of the Gold Deposit Receipts is intended to reflect the spot price of gold held by the Trust for the holders of Gold Deposit Receipts.

The Trust is not actively managed and has no officers or employees.  The Trust does not engage in any activities designed to obtain a profit from, or to prevent losses caused by, changes in the spot price of gold.

The Trust issues Gold Deposit Receipts upon the contribution by Bank of Montreal to the Trust of a fixed quantity of Gold Bullion purchased with the proceeds, less the deposit fee and any sales fee, from the sale of Gold Deposit Receipts. Bank of Montreal holds the Gold Bullion in an account that is operated by Bank of Montreal at the Mint in custody for the holders of Gold Deposit Receipts. BMO Capital Markets Corp. acts as the underwriter for the sale of Gold Deposit Receipts, pursuant to a distribution agreement among the Trust, Bank of Montreal and BMO Capital Markets Corp. (the “Distribution Agreement”).  BMO Capital Markets Corp. has entered, and will continue to enter, into dealer agreements with certain third parties that are registered broker-dealers, or banks or trust companies regulated by the Office of the Comptroller of the Currency and/or one or more state banking regulators that are either direct or indirect DTC Participants.  We refer to these third parties, as well as any other dealer that becomes a party to the distribution agreement, as Authorized Participants.  Only Authorized Participants are involved in the distribution of Gold Deposit Receipts.  Holders of Gold Deposit Receipts may elect to redeem their Gold Deposit Receipts for physical Gold Bullion or exchange their Gold Deposit Receipts for cash either through an Authorized Participant or through an approved registered broker-dealer or similar entity that is not an Authorized Participant.

The Trust may offer Gold Deposit Receipts from time to time as it receives Gold Bullion purchased on a daily basis for deposit in the Bank of Montreal account at the Mint, all as described more fully herein.

The Gold Deposit Receipts are not, and will not be, listed or quoted on any national securities exchange.

Class A, Class F, Class F-1, Class F-2, Class F-3 and Class S Gold Deposit Receipts

The Trust is offering to the public six classes of Gold Deposit Receipts: Class A Gold Deposit Receipts; Class F Gold Deposit Receipts; Class F-1 Gold Deposit Receipts; Class F-2 Gold Deposit Receipts; Class F-3 Gold Deposit Receipts; and Class S Gold Deposit Receipts. The Institutional Gold Deposit Receipts will be offered and sold only to Institutional Accounts. Institutional Accounts will be offered the Institutional Gold Deposit Receipts on the basis shown on the prospectus cover page, which represents price breaks or accommodations for significant order sizes.  The applicable deposit and sales fees differ among the six classes of Gold Deposit Receipts.

BMO Capital Markets Corp. uses the spot price of gold reflected on EBS as the source for the spot price of gold. BMO Capital Markets Corp. refers to this source without adjustment or modification. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the LBMA (PM) Gold Price as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification. The public offering price for each Gold Deposit Receipt is the spot price at the time of sale for one troy ounce of Gold Bullion, determined by BMO Capital Markets Corp. using EBS as the source for the spot price of gold, without adjustment or modification, plus:

•
in the case of a Class A Gold Deposit Receipt, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 2.00% to any participating broker-dealer that sells Gold Deposit Receipts to an investor;

•	in the case of a Class F Gold Deposit Receipt, which is sold only through fee-based programs, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 0.25%;

•	in the case of a Class F-1 Gold Deposit Receipt, which is sold to trust or fiduciary accounts, a deposit fee of 2.00%, payable to Bank of Montreal, and no sales fee;

•	in the case of a Class F-2 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.50%, payable to Bank of Montreal, and no sales fee;

•	in the case of a Class F-3 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.00%, payable to Bank of Montreal, and no sales fee; and

•	in the case of a Class S Gold Deposit Receipt, which is sold solely to an Institutional Account, neither a deposit fee nor a sales fee.

The table below summarizes the fees payable with respect to the Class A and Class F and Class F-1 Gold Deposit Receipts.

	Deposit Fee	Sales Fee	Total
Class A	2.00%	2.00%	4.00%
Class F	2.00%	0.25%	2.25%
Class F-1	2.00%	0.00%	2.00%
Class F-2	1.50%	0.00%	1.50%
Class F-3	1.00%	0.00%	1.00%
Class S	0.00%	0.00%	0.00%

Summary of Risks

The Gold Deposit Receipts are subject to certain risks, discussed in more detail in the section entitled “Risk Factors” below. Examples of these risks include:

•	Bank of Montreal has a limited history of operating investment vehicles similar to the Trust;

•	the value of Gold Bullion is not guaranteed, which may cause an investment in the Gold Deposit Receipts to be volatile;

•	future governmental decisions may have significant impact on the price of Gold Bullion, which will impact the price of the Gold Deposit Receipts;

•	the Trust is a passive investment vehicle, which means that the value of the Gold Deposit Receipts may be adversely affected by losses that, if the Trust had been actively managed, it might have been possible to avoid; and

•	because the Trust holds solely Gold Bullion, an investment in the Trust may be more volatile than an investment in a more broadly diversified portfolio.

Emerging Growth Company Status

The Trust is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the Trust is an “emerging growth company,” the Trust may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes–Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in the Trust’s periodic reports, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, the Trust will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which the Trust has total annual gross revenues of $1 billion or more;

•	October 31, 2021, which is the last day of the Trust’s fiscal year following the fifth anniversary after the completion of this offering;

•	the date on which the Trust has, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•
the date on which the Trust is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the Trust will qualify as a large accelerated filer as of the first day of the first fiscal year after the Trust has (i) more than $700 million in outstanding equity held by non-affiliates and (ii) been public for at least 12 months; the value of its outstanding equity will be measured each year on the last day of its second fiscal quarter).

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. However, the Trust has chosen to “opt out” of such extended transition period, and, as a result, the Trust will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that the Trust’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Trustees

The trustee of the Trust is The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business. The Delaware trustee of the Trust will be BNY Mellon Trust of Delaware, a Delaware banking corporation. The Trust’s website is www.BMOGOLD.com.

Principal Office

The address of the Trust is c/o BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 10, Newark, DE 19711, and the telephone number is (302) 791-3610.

SUMMARY OF GOLD DEPOSIT RECEIPTS

This discussion highlights information regarding the Gold Deposit Receipts.  We present certain information more fully in the rest of this prospectus.  You should read the entire prospectus carefully before you purchase Gold Deposit Receipts.

Issuer	Vaulted Gold Bullion Trust.

The Trust
The Trust was initially formed on December 10, 2013. The Trust is governed by the Second Amended and Restated Depositary Trust Agreement, dated May 11, 2017 among The Bank of New York Mellon, as trustee, BNY Trust of Delaware, as Delaware trustee, Bank of Montreal, as initial depositor, and BMO Capital Markets Corp., as underwriter.  The Trust is not a registered investment company under the 1940 Act.

Initial Depositor	Bank of Montreal.

Trustees
The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, functions as the trustee and receives compensation for its services as set forth in the Depositary Trust Agreement. BNY Mellon Trust of Delaware, a Delaware state chartered banking corporation, functions as the Delaware trustee and receives compensation for its services as set forth in the Depositary Trust Agreement.

Purpose of Gold Deposit Receipts
The Gold Deposit Receipts are designed to provide investors, acting through Authorized Participants, with:

•     A book-entry solution for investors interested in having their Gold Bullion reflected in a brokerage account without the inconvenience that is typical of a traditional, manual investment in Gold Bullion;

•     A secure and convenient way to purchase Gold Bullion on a spot basis and hold it in an account of Bank of Montreal’s at the Mint;

•     A facility whereby investors can withdraw and sell intraday for cash at the spot price for gold (i.e., intraday spot liquidity);

•    A process whereby investors can request physical delivery for as little as one ounce without the inconvenience or complexity that may be associated with traditional gold-backed exchange-traded products;

•      A structure which, under Canadian federal law, ensures that the Gold Bullion held by the Trust for holders of Gold Deposit Receipts would not be available to meet the claims of creditors of Bank of Montreal in the event of any bankruptcy, insolvency or similar event involving Bank of Montreal; and

•      An alternative to physical gold bullion storage providers or programs that are operated by unregulated entities.  Bank of Montreal, Canada’s oldest bank, is regulated by Canadian authorities, and in the United States, by U.S. bank regulators.  The Gold Deposit Receipts are offered initially by and through the bank’s wholly-owned subsidiary, BMO Capital Markets Corp., which is a broker-dealer and an investment adviser, subject to SEC oversight and regulation, and is also a FINRA member firm.  Bank of Montreal is a member of the LBMA and is an approved storage facility in Canada.

The Gold Deposit Receipts seek to eliminate:

•      Annual fees;

•      Price variance from the underlying spot market for Gold Bullion which may be associated with traditional gold-backed exchange-traded products that trade at a discount or premium to NAV;

•      Derivatives risk (i.e., the use of unallocated gold, gold certificates, exchange-traded products, derivatives, financial instruments, or any product that represents encumbered gold);

•     “Empty vault risk,” or Gold Bullion lending risk (i.e., the practice of the gold custodian lending, pledging, hypothecating, re-hypothecating or otherwise encumbering any of the investor’s underlying Gold Bullion); and

•     Onerous restrictions on physical delivery of Gold Bullion.

Investment Objective
The Gold Deposit Receipts may not be suitable for all investors and are intended for investors who wish to invest in Gold Bullion on a spot basis and who are willing to forgo current income or periodic payments.

The Gold Deposit Receipts
The Trust issues Gold Deposit Receipts that represent your undivided beneficial ownership interest in the Gold Bullion held by the Trust on your behalf through an account of Bank of Montreal at the Mint.

The Trust will only issue Gold Deposit Receipts when it has received through an Authorized Participant funds corresponding to at least one troy ounce of Gold Bullion, which is equivalent to one Gold Deposit Receipt.

CUSIP / ISIN
Class A Gold Deposit Receipts: 92242D205 / US92242D2053
Class F Gold Deposit Receipts: 92242D304 / US92242D3044
Class F-1 Gold Deposit Receipts: 92242D403 / US92242D4034
Class F-2 Gold Deposit Receipts:  92242D502 / US92242D5023
Class F-3 Gold Deposit Receipts:  92242D601 / US92242D6013
Class S Gold Deposit Receipts:  92242D700 / US92242D7003

Trust Assets
At all times, for the benefit of holders of Gold Deposit Receipts, the Trust holds a fixed quantity of Gold Bullion corresponding to the then outstanding Gold Deposit Receipts,  which is held in an account operated by Bank of Montreal at the Mint.  The amount of Gold Bullion held fluctuates daily as holders of Gold Deposit Receipts exchange their interests for physical gold or withdraw and sell for cash, and as the Trust issues additional Gold Deposit Receipts in connection with additional Gold Bullion purchased on a daily basis by Bank of Montreal and contributed to the Trust on behalf of the holders of the Gold Deposit Receipts.  Under no circumstances will the Trust assets or the form of Gold Bullion be changed.

Rights Relating to Gold Deposit Receipts
A holder of Gold Deposit Receipts has the right to redeem its Gold Deposit Receipts for physical gold, or to withdraw and sell for cash, at any time, subject, as discussed below, to certain suspensions.

A holder may redeem for physical gold subject to payment of a withdrawal and delivery fee (the “Withdrawal and Delivery Fee”), plus applicable taxes.  The Trust, through Bank of Montreal, delivers Gold Bullion only to addresses within the United States which are within a state specifically approved for delivery.  You may check with your Authorized Participant or other broker-dealer for a current list of delivery states.  Physical delivery may be suspended generally, or refused with respect to particular requested deliveries only in the case of a force majeure event or market disruption event where the Initial Depositor is prevented for reasons outside of its control from delivering the Gold Bullion, and such suspension or refusal shall only last so long as the initial depositor continues to be so prevented from delivering the Gold Bullion.

Alternatively, a holder of Gold Deposit Receipts may choose to sell for cash by instructing an Authorized Participant or other broker-dealer to withdraw that holder’s corresponding amount of Gold Bullion, and having the Trust facilitate the sale for cash to Bank of Montreal, if Bank of Montreal chooses to purchase the Gold Bullion at that time, as discussed further herein.  From time to time, this mechanism to sell Gold Bullion may be suspended for any reason without notice, including, but not limited to, if a force majeure event should occur. Gold Deposit Receipts may also be transferred by gift or estate transfer.

Distributions	Holders of Gold Deposit Receipts will receive no cash distributions whatsoever.

Repurchases
Holders of Gold Deposit Receipts will only have the option on any business day to elect that Bank of Montreal repurchase your withdrawn Gold Bullion (represented by the Gold Deposit Receipts) for cash if Bank of Montreal is then effecting such purchases. However, Bank of Montreal is under no obligation to do so.

Voting Rights	Holders of Gold Deposit Receipt have no voting rights, except in limited circumstances. See “Description of the Gold Deposit Receipts – Voting Rights.”

Public Offering Price
The Trust is offering to the public on a continuous basis six classes of Gold Deposit Receipts: Class A Gold Deposit Receipts; Class F Gold Deposit Receipts; Class F-1 Gold Deposit Receipts; Class F-2 Gold Deposit Receipts; Class F-3 Gold Deposit Receipts; and Class S Gold Deposit Receipts. The Institutional Gold Deposit Receipts will be offered and sold only to Institutional Accounts. Institutional Accounts will be offered the Institutional Gold Deposit Receipts on the basis shown on the prospectus cover page, which represents price breaks or accommodations for significant order sizes.  The applicable deposit and sales fees differ among the six classes of Gold Deposit Receipts.

The public offering price for each Gold Deposit Receipt is the spot price at the time of sale for one troy ounce of Gold Bullion, determined by BMO Capital Markets Corp. using EBS as the source for the spot price of gold, without adjustment or modification, plus:

•     in the case of a Class A Gold Deposit Receipt, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 2.00% to any participating broker-dealer that sells Gold Deposit Receipts to an investor;

•     in the case of a Class F Gold Deposit Receipt, which is sold only through fee-based programs, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 0.25%;

•     in the case of a Class F-1 Gold Deposit Receipt, which is sold to trust or fiduciary accounts, a deposit fee of 2.00%, payable to Bank of Montreal, and no sales fee;

•     in the case of a Class F-2 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.50%, payable to Bank of Montreal, and no sales fee;

•     in the case of a Class F-3 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.00%, payable to Bank of Montreal, and no sales fee; and

•     in the case of a Class S Gold Deposit Receipt, which is sold solely to an Institutional Account, neither a deposit fee nor a sales fee.

BMO Capital Markets Corp. uses the spot price of gold reflected on EBS as the source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the LBMA (PM) Gold Price as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification. An investor considering a purchase or redemption of Gold Deposit Receipts may obtain end of day indicative pricing from the Trust’s website. Real-time indicative quotations are available from Bloomberg using <BMOEGLDR Index Go> and these quotations also are available (on a delayed basis) at Bloomberg.com. Your broker will confirm the execution price to you; due to movements in the spot price, the execution price may differ from the indicative or the quoted price. See “Description of Gold Deposit Receipts—How to Obtain Pricing Information” and “Plan of Distribution.”

Fees
If you purchase a Class A, Class F or Class F-1 Gold Deposit Receipt in the public offering, you will pay a 2.00% deposit fee as well as the applicable sales fee, if any. If you purchase a Class F-2 or Class F-3 Gold Deposit Receipt in the public offering, you will pay a deposit fee of 1.50% or 1.00%, respectively, and no sales fee. If you purchase a Class S Gold Deposit Receipt in the public offering, you will pay neither a deposit fee nor a sales fee.

The price of the Gold Bullion is the spot price of gold at the time of sale, plus certain fees described immediately above under “Public Offering Price.” However, as described further below, in connection with physical delivery, you are responsible for a Withdrawal and Delivery Fee and payment of applicable taxes.

There are no fees payable to Bank of Montreal upon a sale for cash. Holders of Gold Deposit Receipts who redeem their Gold Deposit Receipts for cash using the services of an Authorized Participant or other broker-dealer (for example, the holder’s broker) may be charged additional fees or commissions by that Authorized Participant or other broker-dealer.

Purchases and Sales
After the initial offering, you may acquire Gold Deposit Receipts through an Authorized Participant. Under no circumstances may any purchase of the Gold Deposit Receipts be made with borrowed or leveraged funds advanced by an Authorized Participant.  No margin purchases of the Gold Bullion represented by the Gold Deposit Receipts will be accepted.

Trustee Fees
The Bank of New York Mellon, as trustee, charges Bank of Montreal a quarterly trustee fee of $0.02 for each Gold Deposit Receipt, with an annual minimum fee of $75,000. The trustee fee is paid by Bank of Montreal.

Trust Expenses	The Trust’s expenses include the trustee fee payable to The Bank of New York Mellon and are borne by Bank of Montreal.

Limitation on Liability
Bank of Montreal, The Bank of New York Mellon, and BNY Mellon Trust of Delaware:

•    are only obligated to take the actions set forth in the Depositary Trust Agreement without gross negligence or bad faith;

•    are not liable for any exercise of discretion permitted under the Depositary Trust Agreement; and

• have no obligation to prosecute any lawsuit or other proceeding on behalf of the holders of Gold Deposit Receipts or any other person.

U.S. Federal Income Tax Consequences	U.S. holders of Gold Deposit Receipts generally are treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the underlying Gold Bullion.

Listing	The Gold Deposit Receipts are not, and will not be, listed or traded on any securities exchange.

Trading
Investors are able to acquire, hold, transfer and surrender only whole Gold Deposit Receipts (i.e., no fractional interests), with a minimum of one Gold Deposit Receipt per transaction.  Gold Deposit Receipts may only be purchased through Authorized Participants.

Clearance and settlement
The Trust issues Gold Deposit Receipts in book-entry form only.  Gold Deposit Receipts are evidenced by one or more global certificates that the trustee has deposited with The Depository Trust Company, referred to as DTC. Transfers within DTC will be in accordance with DTC’s usual rules and operating procedures.  Settlement for any purchase of Gold Deposit Receipts occur no later than the second business day following the date of execution of the purchase order. For further information see “Description of Gold Deposit Receipts.”

Termination events
The Trust will terminate if:

•       The trustee resigns and no successor trustee is appointed within 60 days from the date the trustee provides notice to Bank of Montreal or BMO Capital Markets Corp. of its intent to resign;

•       Holders of at least 75% of the outstanding Gold Deposit Receipts (other than those held by Bank of Montreal for its own account) acting through an Authorized Participant vote to dissolve and liquidate the Trust;

•       An event of liquidation or dissolution occurs as to Bank of Montreal;

•       Bank of Montreal ceases to store Gold Bullion at the Mint and does not make alternative arrangements that it deems appropriate; or

•       The Trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust.

If a termination event occurs, the initial depositor will sell the Gold Bullion and the trust will deliver to you the resulting proceeds as promptly as practicable after the termination event occurs.

Calculation Agent	BMO Capital Markets Corp., Bank of Montreal’s wholly-owned registered securities dealer in the United States, acts as the calculation agent.

Conflicts of Interest
BMO Capital Markets Corp., the underwriter and one of Bank of Montreal’s affiliates, is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or “FINRA.”  Bank of Montreal owns the Gold Bullion that it transfers to the Trust, which in turn, offers and sells Gold Deposit Receipts to the public. See “Each of the parties to the offering of Gold Deposit Receipts maintains several roles, which may present certain conflicts of interest.”

Use of Proceeds
The Trust uses the proceeds of the issuance of Gold Deposit Receipts, net of the deposit fee and any sales fee, to purchase Gold Bullion from Bank of Montreal in an amount that corresponds to the amount of Gold Deposit Receipts. The amount paid per ounce of Gold Bullion by the Trust is equal to the spot price of one troy ounce of Gold Bullion on the date of purchase. See “Use of Proceeds.”

RISK FACTORS

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included or incorporated by reference in this prospectus.

Bank of Montreal has a limited history of operating investment vehicles similar to the Trust. Its experience may be inadequate or unsuitable to manage the Trust.

Bank of Montreal has a limited history of operating investment vehicles like the Trust. Bank of Montreal’s performance in connection with sponsoring or managing other investment vehicles is not indicative of its ability to sponsor the Trust.

The value of the Gold Deposit Receipts relates directly to the value of the Gold Bullion held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in the Gold Deposit Receipts.

The Gold Deposit Receipts are designed to mirror as closely as possible the performance of the price of gold, and the value of the Gold Deposit Receipts relates directly to the value of the Gold Bullion held by the Trust. The price of gold has fluctuated widely over the past several years.

Several factors may affect the price of gold, including:

•
Global gold supply and demand, which is influenced by such factors as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia;

•	Global or regional political, economic or financial events and situations;

•	Investors’ expectations with respect to the rate of inflation;

•	Currency exchange rates;

•	Interest rates; and

•	Investment and trading activities of hedge funds and commodity funds.

Throughout 2015, market participants reported a significant decrease in global demand for gold.  In 2016, gold prices experienced notable volatility. If gold markets continue to be subject to sharp fluctuations, the price of the Gold Deposit Receipts may experience significant price fluctuation and this may result in losses if you need to sell your Gold Deposit Receipts at a time when the price of gold is lower than it was when you made your investment. Even if you are able to hold Gold Deposit Receipts for the long-term, you may never experience a profit, since gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

In addition, investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the initial depositor expects the value of an investment in the Gold Deposit Receipts to decline proportionately.

The value of Gold Bullion is not guaranteed, which may cause your investment in the Gold Deposit Receipts to be volatile.

An investment in Gold Bullion is speculative and may be subject to greater price volatility than other investments. Appreciation in the market price of gold is the sole manner in which you can realize gains. Past performance of the price of gold is not indicative of future performance. Bank of Montreal does not provide any guarantee as to the value of Gold Bullion, which may be affected by many international, economic, monetary and political factors, many of which are unpredictable.

Future governmental decisions may have significant impact on the price of Gold Bullion, which will impact the price of the Gold Deposit Receipts.

Generally, gold prices reflect the supply and demand of available Gold Bullion. Governmental decisions, such as the executive order issued by the President of the United States in 1933 requiring all persons in the United States to deliver Gold Bullion to the Federal Reserve or the abandonment of the gold standard by the United States in 1971, have been viewed as having significant impact on the supply and demand of Gold Bullion and the price of Gold Bullion. Other more recent governmental actions have indirectly impacted the price of Gold Bullion, such as the United Kingdom’s referendum held on June 23, 2016 to leave the European Union (i.e., “Brexit”).  Future governmental decisions, whether in the United States, Canada or other relevant jurisdictions, may, either directly or indirectly, have an impact on the price of physical Gold Bullion, and may result in a significant decrease or increase in the value of the Gold Bullion and the Gold Deposit Receipts.

Disruptions in trading may materially adversely affect the Gold Deposit Receipts.

Occasional disruptions in trading, including temporary distortions or other disruptions due to various factors, such as the lack of liquidity in markets, the participation of speculators and governmental regulation and intervention may result in a significant decrease or increase in the value of Gold Bullion, which will affect the Gold Deposit Receipts.

The Trust is a passive investment vehicle. This means that the value of the Gold Deposit Receipts may be adversely affected by Trust losses that, if the Trust had been actively managed, it might have been possible to avoid.

The trustee does not actively manage the gold held by the Trust. This means that the trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the Trust will adversely affect the value of the Gold Deposit Receipts.

Because the Trust holds solely Gold Bullion, an investment in the Trust may be more volatile than an investment in a more broadly diversified portfolio.

The Trust holds solely Gold Bullion for the benefit of the holders of the Gold Deposit Receipts. As a result, the Trust’s holdings are not diversified. Accordingly, the asset value of the Trust may be more volatile than another investment vehicle with a broadly diversified portfolio and may fluctuate substantially over time.

Crises may motivate large-scale sales of gold which could decrease the price of gold and adversely affect an investment in the Gold Deposit Receipts.

The possibility of large-scale distressed sales of gold in times of crisis may have a short-term negative impact on the price of gold and adversely affect an investment in the Gold Deposit Receipts. For example, the 1998 Asian financial crisis resulted in significant sales of gold by individuals which depressed the price of gold. Crises in the future may impair gold’s price performance which would, in turn, adversely affect an investment in the Gold Deposit Receipts.

Purchasing activity in the gold market associated with the delivery of Gold Bullion to the Trust in exchange for Gold Deposit Receipts may cause a temporary increase in the price of gold. This increase may adversely affect an investment in the Gold Deposit Receipts.

Purchasing activity associated with acquiring the Gold Bullion that is transferred into the Trust in connection with the issuance of additional Gold Deposit Receipts may temporarily increase the market price of gold, which will result in higher prices for the Gold Deposit Receipts. Temporary increases in the market price of gold may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of gold that may result from increased purchasing activity of gold connected with the issuance of Gold Deposit Receipts. Consequently, the market price of gold may decline immediately after Gold Deposit Receipts are purchased. If the price of gold declines, the trading price of the Gold Deposit Receipts will also decline.

Holders of Gold Deposit Receipts do not have the protections associated with ownership of interests in an investment company registered under the 1940 Act or the protections afforded by the Commodity Exchange Act.

The Trust is not registered as an investment company under the 1940 Act and is not required to register under such act. Consequently, holders of Gold Deposit Receipts do not have the regulatory protections provided to investors in investment companies. The Trust will not hold or trade commodity interests regulated by the Commodity Exchange Act (the “CEA”), as administered by the Commodity Futures Trading Commission (the “CFTC”). Furthermore, the Trust is not a commodity pool for purposes of the CEA, and none of the initial depositor, the trustee or the Authorized Participants is subject to regulation by the CFTC in any capacity, including as a commodity pool operator or a commodity trading advisor in connection with the Gold Deposit Receipts. Consequently, holders of Gold Deposit Receipts do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Trust may be required to terminate and liquidate at a time that is disadvantageous to holders.

If the Trust is required to terminate and liquidate, such termination and liquidation could occur at a time which is disadvantageous to holders, such as when gold prices are lower than the gold prices at the time when holders purchased their Gold Deposit Receipts. In such a case, when the Trust’s Gold Bullion is sold as part of the Trust’s liquidation, the resulting proceeds distributed to holders will be less than if gold prices were higher at the time of sale.

The price of gold may be affected by the sale of gold by exchange-traded funds or other exchange-traded vehicles tracking gold markets.

To the extent existing exchange-traded funds, or ETFs, or other exchange-traded vehicles tracking gold markets represent a significant proportion of demand for Gold Bullion, large redemptions of the securities of these ETFs or other exchange-traded vehicles could negatively affect Gold Bullion prices and the price of the Gold Deposit Receipts.

An investment in the GoldDeposit Receiptsmay be adversely affected by competition from other methods of investing in gold.

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by gold industry participants and direct investments in gold. Market and financial conditions, and other conditions beyond Bank of Montreal’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Gold Deposit Receipts and reduce the liquidity of the Gold Deposit Receipts.

The Trust may postpone, suspend or reject redemption requests in certain circumstances, which may limit the ability of a holder of Gold Deposit Receipts to obtain liquidity.

If notified by Bank of Montreal or BMO Capital Markets Corp. of any postponement, suspension or rejection of settlement, as discussed under “Description of Gold Deposit Receipts―Suspensions of Redemptions and/or Purchases,” the trustee shall suspend the redemption right or postpone the settlement date for any redemption to have physical gold delivery for you. Any such postponement, suspension or rejection may affect a holder’s ability to obtain liquidity.  Under the Depositary Trust Agreement, the initial depositor, the trustee and the underwriter have no liability for any loss or damage that may result from any such suspension or postponement. Physical delivery may be suspended generally, or refused with respect to particular requested deliveries only in the case of a force majeure event or market disruption event where the initial depositor is prevented for reasons outside of its control from delivering the Gold Bullion, and such suspension or refusal shall only last so long as the initial depositor continues to be so prevented from delivering the Gold Bullion.

Redemptions or repurchases of Gold Deposit Receipts by the initial depositor for Cash Delivery may be suspended at any time as a result of suspensions in the purchase of Gold Bullion by Bank of Montreal.

As a holder of Gold Deposit Receipts, you will only have the option to elect that Bank of Montreal repurchase the withdrawn Gold Bullion represented by your Gold Deposit Receipts for cash if Bank of Montreal is then effecting such purchases, but Bank of Montreal is under no obligation to do so.  Accordingly, you should only purchase the Gold Deposit Receipts if you are prepared to maintain an ownership interest in the Gold Deposit Receipts for an indefinite period.  Bank of Montreal does not have any obligation to the Trust or to any holder of Gold Deposit Receipts to repurchase Gold Bullion at any time.

In the event that a holder redeems Gold Deposit Receipts for cash or physical gold, an Authorized Participant or other broker-dealer that processes that transaction may charge additional fees.

               Holders of Gold Deposit Receipts who redeem their Gold Deposit Receipts for cash or physical gold using the services of an Authorized Participant or other broker-dealer (for example, the holder’s broker) may be charged additional fees or commissions by that Authorized Participant or other broker-dealer.  No additional fees (other than any applicable withdrawal and delivery fee in connection with the delivery of physical gold) will be charged by Bank of Montreal, the Trust or BMO Capital Markets Corp.

Physical delivery of Gold Bullion is not available in every state, and the states approved for delivery may change at any time.

Gold Bullion will be delivered only to addresses within the United States that are within a state specifically approved by the underwriter for delivery, as discussed under “Description of Gold Deposit Receipts―Redemptions of Gold Deposit Receipts for Gold Bullion; Sales for Cash—Physical Delivery.” The initial depositor will maintain a list of states approved for delivery and provide the same to the Authorized Participants from time to time. The initial depositor has no obligation to deliver Gold Bullion to a state that is not approved for delivery, and there is no guarantee that delivery will remain available in any particular state. If an investor changes its address to a state that is not approved for delivery, delivery will no longer be available to that investor.

A request for sale or redemption is irrevocable.

In order to sell or redeem Gold Deposit Receipts for cash or physical gold, a holder of Gold Deposit Receipts must provide a notice to the Trust through an Authorized Participant or other broker-dealer as described herein. Except when sales or redemptions have been suspended, once a notice has been received, it can no longer be revoked by the holder under any circumstances, though it may be rejected by the Trust if it does not comply with the requirements for such notice.

The fees charged to holders for redemption of their Gold Deposit Receipts may change.

If you choose to redeem your Gold Deposit Receipts for physical gold, you will be responsible for payment of certain fees and expenses.  The fees and expenses may be increased or decreased by Bank of Montreal in its sole and absolute discretion.

Holders do not have the rights enjoyed by investors in certain other vehicles.

As interests in the Gold Bullion held by the Trust, the Gold Deposit Receipts have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring “derivative” actions). In addition, the Gold Deposit Receipts have limited voting and distribution rights (for example, holders do not have the right to elect directors and will not receive dividends).

Each of the parties to the offering of Gold Deposit Receipts maintains several roles, which may present certain conflicts of interest.

Bank of Montreal is the initial depositor of the Trust and holds Gold Bullion that it will transfer to the Trust from time to time in connection with the sale by the Trust of the Gold Deposit Receipts.  The price at which Gold Deposit Receipts are sold to the public is equal to the price at which Gold Bullion is transferred to the Trust by Bank of Montreal.  Transactions in the Gold Deposit Receipts will be executed promptly by BMO Capital Markets Corp. and Bank of Montreal.  Bank of Montreal may earn revenues (or suffer losses) from the sale of Gold Bullion to the Trust.  As discussed above, under “Purchasing activity in the gold market associated with the delivery of Gold Bullion to the Trust in exchange for Gold Deposit Receipts may cause a temporary increase in the price of gold.  This increase may adversely affect an investment in the Gold Deposit Receipts,” activity in the gold market may affect the price of Gold Deposit Receipts.  In addition to acting as the initial depositor, Bank of Montreal also redeems the Gold Deposit Receipts for Gold Bullion and purchase the Gold Deposit Receipts for cash.  Furthermore, BMO Capital Markets Corp. acts as the underwriter of the continuous offerings of Gold Deposit Receipts and as the calculation agent responsible for calculating the spot price of gold, using the spot price of gold reflected on EBS as the source for the spot price of gold, without adjustment or modification.  Each party plays various roles, which may give rise to certain conflicts of interest of which you should be aware.

Substantial sales of gold by the official sector could adversely affect an investment in the Gold Deposit Receipts.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. A number of central banks have sold portions of their gold over the past ten years, with the result that the official sector, taken as a whole, has been a net supplier to the open market. Since 1999, most sales have been made in a coordinated manner under the terms of the Central Bank Gold Agreement under which 15 of the world’s major central banks agree to limit the level of their gold sales and lending to the market. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect an investment in the Gold Deposit Receipts.

The Trust does not insure its assets and there may not be adequate sources of recovery if its Gold Bullion is lost, damaged, stolen or destroyed.

The Trust does not insure its assets, including the Gold Bullion stored at the Mint. Consequently, if there is a loss of assets of the Trust through theft, destruction, fraud or otherwise, the Trust and holders will need to rely on insurance carried by applicable third parties, if any, or on such third party's ability to satisfy any claims against it. The amount of insurance available or the financial resources of a responsible third party may not be sufficient to satisfy the Trust's claim against such party. Also, holders of Gold Deposit Receipts are unlikely to have any right to assert a claim directly against such third party; such claims may only be asserted by the trustee on behalf of the Trust. In addition, if a loss is covered by insurance carried by a third party, the Trust, which is not a beneficiary on such insurance, may have to rely on the efforts of the third party to recover its loss. This may delay or hinder the Trust's ability to recover its loss in a timely manner or otherwise.

A loss with respect to the Trust's Gold Bullion that is not covered by insurance and for which compensatory damages cannot be recovered would have a negative impact on the Gold Deposit Receipts and would adversely affect an investment in the Gold Deposit Receipts. In addition, any event of loss may adversely affect the operations of the Trust and, consequently, an investment in the Gold Deposit Receipts.

A redeeming holder of the Gold Deposit Receipt that suffers loss of, or damage to, its Gold Bullion during delivery will not be able to claim damages from the Service Carrier, Bank of Montreal, the Trust or the storage provider.

 If a holder of Gold Deposit Receipts exercises its option to redeem Gold Deposit Receipts for Gold Bullion, the holder’s Gold Bullion will be transported by the Service Carrier (as defined below). Because ownership of Gold Bullion will transfer to such holder at the time Bank of Montreal surrenders the Gold Bullion to the Service Carrier, the redeeming holder will bear the risk of loss from the moment the Service Carrier takes possession of the Gold Bullion on behalf of such holder. Under the terms of the Gold Carrier Agreement, in the event of any loss or damage in connection with the delivery of the Gold Bullion, such holder will not be able to claim damages from the Service Carrier, nor will such holder be able to claim damages from Bank of Montreal, the Trust or the Mint.

Bank of Montreal, the Mint and service providers engaged by the Trust may not carry adequate insurance to cover claims against them by the Trust.

Holders cannot be assured that Bank of Montreal, the Mint or service providers engaged by the Trust will maintain insurance with respect to the Trust's assets or the services that such parties provide to the Trust and, if they maintain insurance, that such insurance is sufficient to satisfy any losses incurred by them in respect of their relationship with the Trust. The Mint, to the extent it incurs any liability, will be liable only to Bank of Montreal directly in the event of loss, damage or destruction of the Trust’s Gold Bullion. In addition, none of the Trust's service providers are required to include the Trust as a named beneficiary of any such insurance policies that are purchased. Accordingly, the Trust will have to rely on the efforts of the service provider to recover from their insurer compensation for any losses incurred by the Trust in connection with such arrangements.

If there is a loss, damage or destruction of the Trust's Gold Bullion in the custody of the Mint and Bank of Montreal does not give timely notice, all claims against the Mint will be deemed waived.

In the event of loss, damage or destruction of the Trust's Gold Bullion in the Mint's custody, care and control, Bank of Montreal must give written notice to the Mint within five Mint business days (a Mint business day means any day other than a Saturday, Sunday or a holiday observed by the Mint) after the discovery by Bank of Montreal of any such loss, damage or destruction, but in any event no more than 30 days after the delivery by the Mint to Bank of Montreal of an inventory statement in which the discrepancy first appears. If such notice is not given in a timely manner, all claims against the Mint will be deemed to have been waived. In addition, no action, suit or other proceeding to recover any loss or shortage can be brought against the Mint unless timely notice of such loss or shortage has been given and such action, suit or proceeding will have commenced within 12 months from the time a claim is made. The loss of the right to make a claim or of the ability to bring an action, suit or other proceeding against the Mint may mean that any such loss will be non-recoverable, which will have an adverse effect on the value of the net assets of the Trust.

The trustee and Trust shall have no responsibility or liability for actions taken by the initial depositor or the Mint.

Pursuant to the terms of the Depositary Trust Agreement, neither the trustee nor the Trust can be held responsible, or liable, for any misconduct, bad faith or negligence of the initial depositor or the Mint.

The Trust is exposed to various operational risks.

The Trust is exposed to various operational risks, including information technology failures, human error and failures to comply with procedures intended to mitigate such risks.

Under Canadian law, the Trust may have limited recourse against the Mint.

The Mint is a Canadian Crown corporation. A Canadian Crown corporation may be sued for breach of contract or for wrongdoing in tort where it has acted on its own behalf or on behalf of the Crown. However, a Canadian Crown corporation may be entitled to immunity if it acts as agent of the Crown rather than in its own right and on its own behalf. The Mint has entered into the Gold Storage Agreement between Bank of Montreal and the Mint (the “Gold Storage Agreement”)  relating to the custody of the Gold Bullion in Bank of Montreal’s account for the Trust.  The Mint has entered into this agreement on its own behalf and not on behalf of the Crown; nevertheless, a court may determine that, when acting as custodian of the Trust's Gold Bullion, the Mint acted as agent of the Crown and, accordingly, that the Mint may be entitled to immunity of the Crown. Consequently, the Trust or a holder of Gold Deposit Receipts may not be able to recover for any losses incurred as a result of the Mint's acting as custodian of the Gold Bullion.

The Mint may become a private enterprise, in which case its obligations will not constitute the unconditional obligations of the Government of Canada.

In the past, there has been speculation regarding whether the Government of Canada might privatize the Mint. The Mint will not remain a Canadian Crown corporation if the Government of Canada privatizes the Mint. If the Mint were to become a private entity, its obligations would no longer generally constitute unconditional obligations of the Government of Canada and, although it would continue to be responsible for and bear the risk of loss of, and damage to, the Trust's Gold Bullion that is in its custody, there would be no assurance that the Mint would have the resources to satisfy claims of the Trust against the Mint based on a loss of, or damage to, the Trust's Gold Bullion in the custody of the Mint.

An investment in Gold Bullion may not be appropriate for all investors.

You should decide to buy the Gold Deposit Receipts, which constitute an investment in Gold Bullion, only after carefully considering with your investment or financial advisor whether Gold Bullion is a suitable investment in light of the information in this prospectus having regard to your financial or investment objectives and expectations.

Changes in laws or regulations may affect the Gold Deposit Receipts and the Gold Bullion.

The promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies may result in a significant decrease or increase in the value of the Gold Deposit Receipts and the Gold Bullion. The United States or foreign governments may pass laws or regulations limiting metal investments for strategic or other policy reasons.

Potential risks could arise with respect to the Trust and the holders of Gold Deposit Receipts from an insolvency event relating to Bank of Montreal.

The Gold Deposit Receipts represent interests in Gold Bullion held by the Trust.  The Gold Bullion is held by the Trust on your behalf and held at an account of Bank of Montreal with the Mint.  The Gold Bullion is not, and will not, be owned by Bank of Montreal.  Consequently, under Canadian federal law, the Gold Bullion would not be available to meet the claims of creditors of Bank of Montreal in the event of any bankruptcy, insolvency or similar event involving Bank of Montreal.  However, any such event could lead to delays in restoring the ability of holders of Gold Deposit Receipts to transact in such Gold Bullion, depending upon the outcome of any relevant bankruptcy or related proceedings.

Transactions through an Authorized Participant or other broker-dealer are subject to risks related to that Authorized Participant or other broker-dealer.

All transactions in the Gold Deposit Receipts will take place through an Authorized Participant or other broker-dealer, and you assume the risks of the Authorized Participant’s or broker-dealer’s failure to fulfill its obligations to you.

The Gold Deposit Receipts are not subject to deposit insurance.

The Gold Deposit Receipts are not securities of The Bank of New York Mellon, BNY Mellon Trust of Delaware, Bank of Montreal or any other bank, and do not constitute deposits that are insured under the U.S. Federal Deposit Insurance Act, the Canada Deposit Insurance Corporation Act or any other deposit insurance regime.

There is no assurance that your investment in the Gold Deposit Receipts will be subject to protection by the Securities Investor Protection Corporation.

In the case of the failure of a brokerage firm that is a member of the Securities Investor Protection Corporation (the “SIPC”), the SIPC would protect customers against the loss of cash and securities.  The SIPC does not protect commodity or related futures contracts or investment contracts.  The Gold Deposit Receipts are not commodity futures or investment contracts.  In the opinion of Morrison & Foerster LLP, the Gold Deposit Receipts should be viewed as securities for which SIPC protection should be available.  However, given that the Gold Deposit Receipts are novel instruments, there can be no assurance that the SIPC or a court having jurisdiction on this matter would concur with this legal conclusion.

The Trust is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Gold Deposit Receipts less attractive to investors.

The Trust is an “emerging growth company” as defined in the JOBS Act. For as long as the Trust continues to be an emerging growth company it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging public companies, which include, among other things:

•	exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in the Trust’s periodic reports;

•	exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and

•
exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.

The Trust could be an emerging growth company until October 31, 2021, the last day of the Trust’s fiscal year following the fifth anniversary after its initial public offering, or until the earliest of: (i) the last day of the fiscal year in which it has annual gross revenue of $1 billion or more, (ii) the date on which it has, during the previous three year period, issued more than $1 billion in non-convertible debt or (iii) the date on which it is deemed to be a large accelerated filer under the federal securities laws. The Trust will qualify as a large accelerated filer as of the first day of the first fiscal year after it has (i) more than $700 million in outstanding equity held by non-affiliates and (ii) been public for at least 12 months. The value of the Trust’s outstanding equity will be measured each year on the last day of its second fiscal quarter.

Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply to non-reporting companies. The Trust has made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.

The Trust cannot predict if investors will find an investment in the Trust less attractive if it relies on these exemptions.

You should consider the applicable tax consequences of an investment in the Gold Deposit Receipts, and indirectly, in Gold Bullion.

You should consult with your own tax advisors in order to determine the impact of applicable taxes on your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements.  The Trust's forward-looking statements include, but are not limited to, statements regarding its expectations, hopes, beliefs, intentions or strategies regarding the future.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words "anticipates," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predicts," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	The gold industry;
•	Sources of and demand for Gold Bullion; and
•	The performance of the gold market.

The forward-looking statements contained in this prospectus are based on the Trust's current expectations and beliefs concerning future developments and their potential effects on the Trust.  There can be no assurance that future developments affecting the Trust will be those that it has anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Trust's control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties include those factors described under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of the Trust's assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Trust undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

The Trust uses the proceeds of the issuance of Gold Deposit Receipts, net of the deposit fee and any sales fee, to purchase Gold Bullion from Bank of Montreal in an amount that corresponds to the amount of Gold Deposit Receipts. The amount paid per ounce of Gold Bullion by the Trust equals the spot price of one troy ounce of Gold Bullion on the date of purchase. Any deposit fees are remitted promptly to Bank of Montreal. Neither Bank of Montreal nor BMO Capital Markets Corp. receives any sales commissions in connection with the sale of Gold Deposit Receipts.

THE TRUST

About the Trust

General.  This discussion highlights information about the Trust.  You should read this information, information about the Depositary Trust Agreement as well as the Depositary Trust Agreement before you purchase Gold Deposit Receipts.  The material terms of the Depositary Trust Agreement are described in this prospectus under the heading “Description of the Depositary Trust Agreement.”

The Vaulted Gold Bullion Trust.  The Trust was initially formed on December 10, 2013. The Trust is governed by the Second Amended and Restated Depositary Trust Agreement, dated May 11, 2017.  The Bank of New York Mellon functions as the trustee and BNY Mellon Trust of Delaware functions as the Delaware trustee.  The Trust is not a registered investment company under the 1940 Act.

The Trust is intended to hold Gold Bullion for the benefit of owners of Gold Deposit Receipts.  The trustee performs only administrative and ministerial acts.  The property of the Trust consists of the Gold Bullion and all monies or other property, if any, received by the trustee.

Initial Depositor.  The initial depositor of the Trust is Bank of Montreal (“Bank of Montreal” or the “Bank”). The Bank commenced business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, the Bank has been a chartered bank under the Bank Act, and is named in Schedule I of the Bank Act (Canada) (the “Bank Act”). The Bank Act is the charter of the Bank and governs its operations. The Bank is a registered holding company under the Bank Holding Company Act of 1956 and is certified as a financial holding company under the Gramm-Leach-Bliley Act. The Bank’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6, and its executive offices are located at 100 King Street West, First Canadian Place, Toronto, Ontario, M5X 1A1. The Bank’s telephone number is (416) 867-6785.

Bank of Montreal offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. As of October 31, 2016, Bank of Montreal had more than 12 million customers and more than 45,000 full-time equivalent employees. The Bank has over 1,500 bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in 27 other jurisdictions, including the United States. BMO Financial Corp. (“BFC”) is based in Chicago and wholly-owned by Bank of Montreal. BFC operates primarily through its subsidiary BMO Harris Bank N.A. (“BHB”), which provides banking, financing, investing, and cash management services in select markets in the U.S. Midwest. Bank of Montreal provides a full range of investment dealer services through entities, including BMO Nesbitt Burns Inc., a major fully integrated Canadian investment dealer, and BMO Capital Markets Corp., Bank of Montreal’s wholly-owned registered securities dealer in the United States.

Bank of Montreal conducts business through three operating groups: Personal and Commercial Banking (“P&C”), made up of Canadian P&C and U.S. P&C; Wealth Management; and BMO Capital Markets. Canadian P&C operates across Canada, offering a broad range of products and services, including banking, lending and treasury management. Operating predominately in the U.S. Midwest under the BMO Harris brand, U.S. P&C offers personal and commercial clients banking, lending, and treasury management products and services. Wealth Management serves a full range of client segments from mainstream to ultra-high net worth and institutional, with a broad offering of wealth management products and services including insurance. Wealth Management is a global business with an active presence in markets across Canada, the United States, Europe and Asia. BMO Capital Markets is a North American-based financial services provider offering a complete range of products and services to corporate, institutional and government clients. These include equity and debt underwriting, corporate lending and project financing, mergers and acquisitions advisory services, securitization, treasury management, risk management, debt and equity research, and institutional sales and trading. With approximately 2,400 professionals in 30 locations around the world, including 16 offices in North America, BMO Capital Markets works proactively with clients to provide innovative and integrated financial solutions. Corporate Services consists of Corporate Support Areas and Technology and Operations (“T&O”). Corporate Support Areas provide enterprise-wide expertise and governance support in a variety of areas, including strategic planning, risk management, finance, legal and regulatory compliance, marketing, communications and human resources. T&O manages, maintains and provides governance over information technology, operations services, real estate and sourcing for the Bank.

Additional information about the Bank is available by accessing the Bank’s public filings with the SEC, file number 001-13354.

Relationship between the initial depositor and the Trust.  The Trust issues Gold Deposit Receipts and uses the proceeds of such issuances to purchase Gold Bullion from Bank of Montreal. The amount paid per ounce of Gold Bullion by the Trust is equal to the spot price at the time of sale to the investor for one troy ounce of Gold Bullion, determined by BMO Capital Markets Corp., using EBS, as the source for the spot price of Gold, without adjustment or modification. Any deposit fees are remitted promptly to Bank of Montreal. The Gold Bullion purchased from Bank of Montreal is held in an account of Bank of Montreal’s at the Mint. The Gold Bullion will continue to be held in Bank of Montreal’s account at the Mint, on behalf of the Trust for the benefit of the holders of the Gold Deposit Receipts. Bank of Montreal will enter into an arrangement with the Trust to manage the Gold Bullion held in the account for the Trust.

The Mint.  The Mint is a Canadian Crown Corporation, incorporated in 1969 by the Royal Canadian Mint Act and is an agent corporation of Her Majesty in right of Canada.  Bank of Montreal’s account at the Mint is governed by the Gold Storage Agreement.

The Mint carries such insurance as it deems appropriate for its businesses and its position as custodian of the Trust’s Gold Bullion. Based on information provided by the Mint, we believe that the insurance carried by the Mint, together with its status as a Canadian Crown corporation with its obligations generally constituting unconditional obligations of the Government of Canada, provides the Trust with such protection in the event of loss or theft of the Trust’s Gold Bullion stored at the Mint that is consistent with the protection afforded under insurance carried by other custodians that store gold commercially. In addition, if the Mint were to become a private enterprise, Bank of Montreal on behalf of the Trust will make a determination whether the Mint should remain the custodian of the Trust’s Gold Bullion in light of applicable circumstances, such as the level of insurance carried by the Mint after such privatization, the availability of other custodians and the risk in moving the Trust’s physical gold bullion to another custodian.

Relationship Among the Parties.  The following illustration shows the relationship that exists among each of these entities in relation to the issuance of the Gold Deposit Receipts:

Gold Bullion

The Trust was created to invest and hold Gold Bullion.  The Trust seeks to provide a secure and convenient alternative for investors interested in holding Gold Bullion without the inconvenience that is associated with a direct investment in Gold Bullion.

About the Gold Bullion.  Subject to the terms of the Gold Storage Agreement, Bank of Montreal, in its sole and absolute discretion, will determine whether the physical Gold Bullion holdings in its account with the Mint are in coin, bar, wafer, or ingot form.  For purposes of this prospectus, “allocated” means that the Gold Bullion is segregated and identifiable from all other metal held at the Mint and segregated from Bank of Montreal’s assets.  Title to the Gold Bullion is unencumbered and secure in Bank of Montreal’s custody account.  The Gold Bullion is purchased on a daily basis on behalf of holders of Gold Deposit Receipts, and is allocated to the Trust and held in Bank of Montreal’s account at the Mint.

Specifications of the Gold Bullion.  All Gold Bullion is unencumbered, allocated, and physical with a minimum fineness of 995 parts per 1000.

If the Gold Bullion is in coin form, each coin will also: (i) have been produced by the Mint and be legal tender in Canada for its denomination; and (ii) have a fair market value not exceeding 110 percent of the fair market value of the coin’s gold content.

If the Gold Bullion is in bar, wafer, or ingot form, the Gold Bullion will also (i) have been fabricated by a metal refiner included in the LBMA’s good delivery list of acceptable refiners for gold; and (ii) bear basic identification markings that are recognized and accepted for trading in Canadian financial markets, including the hallmark of the metal refiner that produced it and a stamp indicating its fineness and weight, and no other markings.

In its account at the Mint, Bank of Montreal will not use or hold unallocated gold, gold certificates, exchange-traded products, derivatives, financial instruments, or any product that represents encumbered Gold Bullion.  Bank of Montreal and its affiliates will not lend, pledge, hypothecate or otherwise encumber any of the Gold Bullion.

Ownership of Gold Bullion.  The Gold Bullion purchased on behalf of holders is held at the Mint in Bank of Montreal’s account for the benefit of the holders of Gold Deposit Receipts.  Consequently under Canadian federal law, the Gold Bullion held by the Trust would not be available to meet the claims of creditors of Bank of Montreal in the event of any bankruptcy, insolvency or similar event involving Bank of Montreal.

THE GOLD INDUSTRY

Introduction

The following section provides a brief overview to the gold industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the “official” sector (i.e., central banks) in the market. We derived all disclosures in this prospectus regarding the gold industry from publicly available documents.  In connection with the offering of the Gold Deposit Receipts, none of us, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the information regarding the gold industry.  None of us or any of our respective affiliates have independently investigated whether such publicly available documents or any other publicly available information regarding the gold industry is current, accurate or complete.

The participants in the gold industry may be classified in the following sectors: (1) mining and producer; (2) banking; (3) official; (4) investment; and (5) manufacturing. The following is a brief description of each of the sectors.

Mining and Producer Sector. This group includes mining companies that specialize in gold and silver production; mining companies that produce gold as a byproduct of other production (such as a copper or silver producer); scrap merchants; and recyclers.

Banking Sector. Bullion banks provide a variety of services to the gold industry and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical gold purchases and sales, hedging and risk management, inventory management for industrial users and consumers, and gold deposit and loan instruments.

The Official Sector. The official sector encompasses the activities of the various central banking operations of gold-holding countries. In September 1999, a group of 15 central banks acting to clarify their intentions with respect to their gold holdings signed the Central Bank Gold Agreement commonly called the “Washington Agreement on Gold.” The signatories included the European Central Bank (the “ECB”) and the central banks of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, and England. The original agreement limited incremental sales by the 15 signatories to 400 tonnes per annum over the ensuing five-year period. The original Washington Agreement on Gold expired in September 2004, and was renewed by almost all of the original signatories for a second five-year period (England did not renew in 2004). The second Washington Accord Agreement expired in September 2009 and was renewed again by all signatories of the second agreement for a third agreement to last another five-year period. In addition, the central banks of Cyprus, Greece, Malta, Slovakia and Slovenia signed in 2009. The annum limit on gold sales under the third agreement was 400 tonnes, with total sales not to exceed 2,000 tonnes in the five-year period. In May 2014, before the third agreement was set to expire in September 2014, a fourth agreement was reached between the ECB and the central banks of Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia, Spain, Sweden and Switzerland, which will expire after a five-year period. The signatories have agreed to, among other things, continue to coordinate their gold transactions to avoid disturbances to the gold market and have acknowledged that they each do not have plans to sell significant amounts of gold.

The Investment Sector. This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

The Manufacturing Sector. The fabrication and manufacturing sector represents all the commercial and industrial users of gold for whom gold is a daily part of their business. The jewelry industry is a large user of gold. Other industrial users of gold include the electronics and dental industries.

WORLD GOLD SUPPLY AND DEMAND (2006-2016)

The following table sets forth a summary of the world gold supply and demand from 2006-2016:

WORLD GOLD SUPPLY AND DEMAND (tonnes)	2006†	2007†	2008†	2009†	2010†	2011†	2012†	2013†	2014†	2015†	Q1 2016*	Q2 2016*	Q3 2016*	Q4 2016*
Supply
Mine Production	2,497	2,498	2,427	2,608	2,734	2,829	2,850	3,042	3,131	3,158	755	785	827	801
Scrap	1,189	1,029	1,387	1,764	1,744	1,705	1,701	1,303	1,158	1,173	341	313	340	286
Net Hedging Supply	-434	-432	-357	-234	-106	18	-40	-39	104	-24	55	21	-13	15
Total Supply	3,252	3,095	3,457	4,138	4,372	4,552	4,511	4,306	4,394	4,306	1,150	1,199	1,154	1,102
Demand
Jewelry	2,334	2,458	2,338	1,849	2,064	2,064	2,036	2,470	2,242	2,166	406	386	405	551
Industrial Fabrication	482	489	475	423	476	468	425	418	399	361	84	84	84	84
…of which Electronics	334	341	331	291	342	339	303	296	285	253	59	59	58	58
…of which Dental & Medical	61	58	56	53	48	43	39	36	34	32	7	7	8	7
…of which Other Industrial	87	89	89	79	86	86	84	85	79	76	17	17	18	18
Net Official Sector	-365	-484	-235	-34	77	457	544	409	466	483	49	35	63	105
Retail Investment	429	437	924	844	1,231	1,572	1,356	1,790	1,101	1,115	235	226	199	326
…of which Bars	237	237	667	561	944	1,245	1,050	1,408	851	851	184	167	151	235
…of which Coins	192	200	257	283	287	326	305	382	251	263	51	59	48	91
Physical Demand	2,880	2,899	3,501	3,082	3,848	4,560	4,361	5,087	4,207	4,124	798	755	785	1,011
Physical Surplus/Deficit	372	195	-44	1,056	523	-9	150	-780	187	182	353	363	369	91
ETF Inventory Build	260	253	321	623	382	185	279	-880	-157	-124	336	233	114	-160
Exchange Inventory Build	32	-10	34	39	54	-6	-10	-98	1	-48	15	76	40	-45
Net Balance	79	-48	-399	394	88	-187	-120	198	344	354	2	55	215	297
Gold Price (London PM, US$/oz)	603.56	695.39	871.96	972.35	1,224.52	1,571.69	1,668.98	1,411.23	1,266.40	1,160.06	1,183.00	1,260.00	1,335.00	1,219.00

Note:
Totals may not add due to independent rounding. Net producer hedging is the change in the physical market impact of mining companies’ gold loans, forwards and options positions. Implied net investment is the residual from combining all other Thomson Reuters GFMS data on the gold supply/demand as shown in the Summary Table. As such, it captures the net physical impact of all transactions not covered by the other supply/demand variables.

(1)     “Tonne” refers to one metric ton. This is equal to 1,000 kilograms or 32,150.7465 troy ounces.

† Source: Gold Survey 2016, Thomson Reuters GFMS

* Source: Gold Survey 2016: Q4 Update & Outlook, Thomson Reuters GFMS

Historic Movements in the Price of Gold

 As movements in the price of gold are expected to directly affect the price of the Gold Deposit Receipts, investors should understand what the recent movements in the price of gold have been. Investors, however, should also be aware that past movements in the gold price are not indicators of future movements.

The following chart provides historical background on the price of gold. The chart illustrates movements in the price of gold in U.S. dollars per ounce over the period from October 2006 to April 2017, and is based on the LBMA (PM) Gold Price.

Source: The London Bullion Market Association (accessed April 2017)

In 2006, there was a period of short decline and volatility in the price of gold lasting through the end of that year. In May 2006, the peak was $725.00 per ounce. Until about August of 2007, prices were below that high, but since have moved up strongly, reaching a new high of $1,011.25 on March 17, 2008, and ending at $869.75 per ounce on December 30, 2008. Gold prices were quite volatile between the March 2008 high and the end of December 2008 with run-ups and falls of over $150 in each direction. The significant price movements reflect the battles between inflationary and deflationary pressures, U.S. Dollar strengthening against many major currencies and global economic uncertainty going into 2009.

The price of gold continued its upward trend in 2009. After rallying to $1,212.50 per ounce in early December 2009, it fell back down to $1,087.50 per ounce to close the year following the collapse of Lehman Brothers. This still resulted in a gain of over 25 percent for 2009. Upward price movement for gold price continued in 2010, reaching a new pre-inflation adjusted record high of $1,421.00 per ounce on November 9, 2010 and closing at $1,405.50 per ounce on December 30, 2010. In August 2011, the price of gold experienced a notable increase partially due to the first U.S. downgrade by Standard & Poor’s, reaching a high of $1895.00 per ounce on September 5, 2011. By December 29, 2011, the price of gold had fallen to $1,531.00 per ounce. The annual average price of gold in 2012 was 6.2 percent higher than 2011, reaching a high of $1,791.75 on October 4, 2012. In particular, uncertainty over U.S. monetary policy became an increasingly significant driver of market appetite towards the end of 2012, and on December 28, 2012, the price of gold had fallen slightly to $1,657.50 per ounce.

In 2013, the twelve-year bull run of gold ended. 2013 opened near the annual high, and the price declined approximately 29 percent over the year to $1,204.50 per ounce on December 30, 2013. For 2013, the price of gold was impacted, in part, by improving sentiment towards the U.S. economy, which contributed to a strengthening of the U.S. dollar and equities, luring investors away from gold in the process. During 2014, the underlying driver behind investor sentiment of gold was global monetary policy. On one end, the improving economic conditions in the United States (along with the announcement of the Federal Reserve Board’s tapering measures at the end of 2013) diminished demand for gold for U.S. investors, while loosening of monetary policy in other advanced and emerging markets enhanced demand for gold globally, causing gold prices to fluctuate between a low of $1,132.00 and a high of $1,392.00 per ounce. Gold prices deteriorated throughout 2015, in part as a result of the Federal Reserve Board’s announcement that it would raise interest rates as well as a significant rally of the U.S. dollar index, falling to $1,060.00 per ounce on December 30, 2015. However, the price of gold rebounded during the first half of 2016. In July 2016, gold prices experienced a rapid increase following the United Kingdom’s referendum held on June 23, 2016 to leave the European Union (i.e., “Brexit”), reaching a 28-month high of $1,366.25 per ounce on July 6, 2016. The initial market volatility and negative sentiment in connection with Brexit has somewhat subsided and gold prices have receded from the high prices displayed during July 2016, leveling off at prices similarly exhibited during the beginning of 2016.

As of May 16, 2017, the price of gold was $1,234.20 per ounce.

Operation of the Gold Bullion Market

The global trade in gold consists of over-the-counter (“OTC”) transactions in spot gold bullion, as well as forwards, options and other derivatives, together with exchange-traded futures and options.

Over-the-Counter Market

The OTC gold market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global 24-hour per day market, its main centers are London, New York, Zurich, and Tokyo.

Five members of the LBMA, the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market, act as OTC market-makers and most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC gold trading industry standards. A London Gold Delivery Bar (as described below), which is acceptable for settlement of any OTC transaction will be acceptable for delivery to the Trust in connection with the issuance of Gold Deposit Receipts.

Futures Exchanges

Future exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. Future contracts are defined by the exchange for each commodity. For each commodity traded, this contract specifies the precise quality and quantity standards. The contract’s terms and conditions also define the location and timing of physical delivery. An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner. The most significant gold futures exchanges are the COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and the Tokyo Commodity Exchange (TOCOM). The COMEX is the largest exchange in the world for trading metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982.

COMEX

Gold futures opened for trading on the COMEX on December 31, 1974, coinciding with the lifting of the Government’s ban on gold ownership by private citizens in the United States. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. The prices at which each commodity trades throughout the day serve as world benchmarks. They are immediately transmitted around the world by a wide variety of price-reporting services under arrangement with the exchange. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, gold trades almost 24 hours a day, five business days a week.

The COMEX rules and procedures seek to insure the integrity of the trading process. They are complemented by a system designed to insure the quality of the physical gold used for delivery under the futures contracts. For gold to be eligible for delivery upon a COMEX contract, it must be deposited into an exchange-licensed depository from a source that is capable of guaranteeing the gold’s quality. The three sources include: (1) a refiner approved for COMEX gold delivery, (2) an assayer approved to assay such gold, or (3) from another licensed depository, when it entered that depository via either (1) or (2). Gold can only be moved from any of these sources by a COMEX-approved deliverer. Throughout every step, the gold bar must be accompanied by a complete documentary history of its movement. If this chain of integrity is broken at any point, the bar is not eligible and either must be re-assayed to prove its quality or sent back to the refinery to be recast.

The trading unit of COMEX gold futures contracts is 100 troy ounces. Gold bars tendered for delivery can be cast in the form of either one bar or three one-kilogram bars. In either form, the gross weight of the bar or bars tendered for each contract must be within a five-percent tolerance. The bars must assay at not less than 995 fineness, (i.e., 99.5% pure gold). The weight, fineness, bar number and identifying stamp of the refiner must be clearly incised on each bar by the approved refiner. The buyer taking delivery pays for the actual gold content, called the fine weight, in the bar. The fine weight is determined by multiplying the gross weight of the bar or bars tendered for each contract by their fineness. For example, a bar with a gross weight of 100 oz. with a fineness of 995 has a fine weight of 99.5 troy ounces. Delivery of COMEX gold is based on negotiable warehouse receipts, called warrants, for specific bars identified on the receipt which are stored in licensed depositories located in New York City. All procedures described above are set forth in the COMEX rules and regulations as in effect as of the date of this prospectus. These rules and regulations are established by the Board of Directors of the NYMEX and subject to change by that body.

Exchange Regulation

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to insure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to insure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to insure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement. The CFTC oversees the operation of the U.S. commodity futures markets, including COMEX. One of the principal public policy objectives of the CEA is to insure the integrity of the markets it oversees and the reliability of the prices of trades on those markets. The CEA and CFTC require markets, including COMEX, to have rules and procedures to prevent market manipulation, abusive trade practice and fraud and the CFTC conducts regular review of the markets’ rule enforcement programs.

The London Bullion Market

Most trading in physical gold is conducted on the OTC market, predominantly in London. The LBMA coordinates various OTC-market activities, including clearing and vaulting, acts as the principal intermediary between physical gold market participants and the relevant regulators, promotes good trading practices and develops standard market documentation. In addition, the LBMA promotes refining standards for the gold market by maintaining the “London Good Delivery Lists,” which identify refiners of gold that have been approved by the LBMA.

In the OTC market, gold bars that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance described in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA are referred to as “London Good Delivery Bars.” A London Good Delivery Bar (typically called a “400 ounce bar”) must contain between 350 and 430 fine troy ounces of gold (1 troy ounce = 31.1034768 grams), with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the refiners identified on the London Good Delivery List.

Prior to March 20, 2015, OTC market participants employed the morning or afternoon “London fix,” as quoted by various financial information sources, to determine gold prices. Formal participation in the London fix was traditionally limited to five members, each of which is a bullion dealer and a member of the LBMA.

Effective March 20, 2015, the London Fix pricing mechanism was replaced by a new electronic LBMA price-discovery process. The price continues to be set twice daily (at 10:30 and 15:00 London GMT) in U.S. dollars. The new LBMA (PM) Gold Price is operated and administered by an independent third-party provider, the IBA, which provides the price platform, methodology as well as the overall administration and governance for the LBMA (PM) Gold Price.

London Market Regulation

Regulation of the London gold market’s participants, including the major participating members of the LBMA is the responsibility of the Financial Services Authority pursuant to the Financial Services and Markets Act 2000 (“FSM Act”). This law makes all UK-based banks and investment firms, subject to certain fitness and properness, capital adequacy, liquidity, and systems and control requirements. Spot, commercial forwards, and deposits of gold not covered by the FSM Act are subject to The London Code of Conduct for Non-Investment Products, which was established by market participants in conjunction with the Bank of England.

Other Methods of Investing in Gold

The Trust will compete with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust.

DESCRIPTION OF GOLD DEPOSIT RECEIPTS

General

The Trust issues Gold Deposit Receipts pursuant to the Depositary Trust Agreement described in this prospectus under the heading “Description of the Depositary Trust Agreement” on a continuous basis.

The assets of the Trust consist of Gold Bullion, held through Bank of Montreal’s account with the Mint.  Gold Deposit Receipts represents your individual and undivided beneficial ownership interest in the Gold Bullion.

Holders of Gold Deposit Receipts will receive no cash distributions whatsoever.

Subject to certain exceptions described herein, holders of Gold Deposit Receipts maintain the option to exchange their Gold Deposit Receipts for Gold Bullion (to be delivered directly to them by the Service Carrier) subject to payment of a Withdrawal and Delivery Fee, or exchange their Gold Deposit Receipts for cash as described below.

The Trust is not a registered investment company under the 1940 Act.

The Trust is an “emerging growth company” as defined in the JOBS Act and, as such, may elect to comply with certain reduced reporting requirements after this offering.

Trust Purchases of Gold Bullion

The Trust issues Gold Deposit Receipts upon contribution by Bank of Montreal to the Trust of Gold Bullion purchased with the proceeds, less the deposit fee and any sales fee, from the sale of the Gold Deposit Receipts.  The Gold Bullion is purchased on a spot basis from Bank of Montreal.  Bank of Montreal will set the purchase price at which it will offer Gold Bullion.  This price is equal to the U.S. dollar spot price for gold reflected on EBS at the time of the purchase without adjustment or modification.  If, for any reason, EBS is not posting spot prices, Bank of Montreal will use the spot price reflected by the LBMA (PM) Gold Price as its source for the spot price of gold, without adjustment or modification.

Bank of Montreal may earn revenues (or suffer losses) from the sale of Gold Bullion to the Trust.

An Authorized Participant wishing to acquire a Gold Deposit Receipt must place an order with BMO Capital Markets Corp. no later than 4:00 p.m. (New York time, or such other time as may be established by BMO Capital Markets Corp. and promptly notified to Bank of Montreal) on any Business Day in order for BMO Capital Markets Corp. to execute the purchase order on that Business Day.  Any request received after such time on such Business Day will be deemed to be a request sent and received on the following Business Day.  The settlement date will be no later than the second Business Day following the date of execution of the purchase order.  A “Business Day” shall mean any day other than Saturday or Sunday or a day on which any of Bank of Montreal, BMO Capital Markets Corp., as the underwriter, or the trustee is authorized or required by law or regulation to remain closed.

Unless they contain a manifest error, all records relating to the Gold Bullion maintained by Bank of Montreal or its affiliates are final for all purposes and binding.  Bank of Montreal or its affiliates shall not be responsible for errors made in good faith, except in the case of its gross negligence or willful misconduct.

Bank of Montreal reserves the right to reject or to discontinue accepting orders for the Gold Bullion at any time without notice. For example, such a rejection could occur if an order was incomplete or in some other way defective. Bank of Montreal may at any time prior to completion of a purchase of Gold Bullion, in its sole and absolute discretion and whether or not the purchase price has been paid, elect whether or not to proceed in whole or in part with the sale of the Gold Bullion.

If, for any reason, the Trust fails to settle a purchase order by the settlement date on which you receive your Gold Deposit Receipts, Bank of Montreal may, in its sole and absolute discretion, sell the purchased Gold Bullion, and this sale is deemed to be authorized by the Trust.

Custody of the Gold Bullion

Bank of Montreal has entered into a Gold Storage Agreement with the Mint.  Pursuant to the terms and conditions of this Gold Storage Agreement, the Mint is responsible for and bears the risk of loss of and damage to, Gold Bullion in Bank of Montreal’s account at the Mint and, in such an event, would be liable to Bank of Montreal, subject to certain limitations provided for in the Gold Storage Agreement.  Bank of Montreal has the right to audit the physical storage of the Trust’s Gold Bullion at the Mint, and Bank of Montreal intends to engage an external auditor to perform such audit annually. The Gold Storage Agreement provides that the Mint’s obligation with respect to Gold Bullion shall terminate upon termination of the Gold Storage Agreement for convenience, termination of the Gold Storage Agreement for default, or expiration of the Gold Storage Agreement. If termination occurs, Bank of Montreal will sell the Gold Bullion, and will deliver to you the resulting proceeds as promptly as practicable after the termination event occurs. The Gold Storage Agreement between Bank of Montreal and the Mint does not create a relationship between the parties of principal and agent, partnership or joint venture. The Gold Storage Agreement is governed by, and construed in accordance with, the laws of the Province of Ontario, Canada, and the laws of Canada applicable therein.

The Trust will not be charged a custody fee with respect to holding the Trust’s Gold Bullion at Bank of Montreal’s custodial account.  Bank of Montreal has no intention of changing its policy with respect to custody fees in the foreseeable future unless it determines that it is necessary to do so (e.g., if the costs associated with operating the custodial account at the Mint increase dramatically).  However, for the avoidance of doubt, Bank of Montreal reserves the right to charge a custody fee and if Bank of Montreal were to charge a fee, this would affect the Trust’s expenses and the price of the Gold Deposit Receipts. However, any custody fee will not exceed 0.50% per annum of the daily average closing price of Gold Bullion represented by the Gold Deposit Receipts, as calculated by Bank of Montreal acting in good faith.

In the unlikely event that Bank of Montreal determines that it is appropriate to impose a custody fee, Bank of Montreal will notify the Trust and the Authorized Participants, who will notify holders, and will also make available the amount of such custody fee on the Trust’s website. Notice of any such custody fee will be given at least 60 days prior to the fee taking effect. A holder could seek to sell its Gold Deposit Receipts for cash or redeem for Gold Bullion prior to the imposition of the custody fee.

Bank of Montreal reserves the right in its sole discretion to arrange for storage of the Gold Bullion in another storage facility in Canada that is an approved storage facility by the Investment Industry Regulatory Organization of Canada (“IIROC”).

Purchases and Sales of Gold Deposit Receipts

Gold Deposit Receipts represent an interest in Gold Bullion.  An investment in the Gold Deposit Receipts, and in Gold Bullion, may not be appropriate for all investors.  Purchases and sales of Gold Deposit Receipts will only be made through Authorized Participants.

In addition, you may only acquire, hold, trade and surrender whole Gold Deposit Receipts, with a minimum of one Gold Deposit Receipt per transaction.

The Gold Deposit Receipts are not, and will not be, listed or traded on any securities exchange.  You may present your Gold Deposit Receipts to an Authorized Participant or other broker-dealer for redemption, as discussed below.  Gold Deposit Receipts may also be transferred by gift or estate transfer.

Under no circumstances may any purchase of the Gold Deposit Receipts be made with borrowed or leveraged funds advanced by an Authorized Participant.  No margin purchases of the Gold Deposit Receipts will be accepted.

Redemptions of Gold Deposit Receipts for Gold Bullion; Sales for Cash

As a holder of Gold Deposit Receipts you should be prepared to hold the Gold Deposit Receipts indefinitely.

You may, following the settlement date of a purchase of Gold Bullion, at any time and from time to time choose to redeem some or all of your Gold Deposit Receipts for physical gold or to sell for cash, subject to the terms and conditions described below.

Physical Delivery

At any time following the settlement date, a holder of Gold Deposit Receipts may direct an Authorized Participant or other broker-dealer to contact the Trust and arrange to redeem its Gold Deposit Receipts for physical gold.  Bank of Montreal will arrange with the Authorized Participant or broker-dealer to have Gold Bullion physically delivered for your account through the Authorized Participant or broker-dealer or directly to you, subject to payment of a Withdrawal and Delivery Fee, plus applicable taxes, fines or penalties. Bank of Montreal has engaged a third-party service carrier (“Service Carrier”) to make deliveries of Gold Bullion. The engagement of the Service Carrier does not create a relationship between the parties of principal and agent, partnership or joint venture.  The Gold Bullion placed with the Service Carrier will meet the same specifications as the Gold Bullion held at the Mint in the Bank of Montreal account for the Trust.  Once Gold Bullion representing the redeemed Gold Deposit Receipts has been placed with the Service Carrier, the redeeming holder will bear the risk of loss from the moment the Service Carrier takes possession of Gold Bullion on behalf of such holder.  To initiate this process a holder of Gold Deposit Receipts would have to furnish the Authorized Participant or broker-dealer with a delivery order in the required form.

The Trust will pass along to the redeeming holder the fees charged by Bank of Montreal in respect of physical delivery.  Bank of Montreal will charge a per ounce fee in respect of the supply, processing, withdrawal and delivery of a specific quantity of fully fabricated Gold Bullion.  Bank of Montreal will provide these fees for publication on the Trust’s website (which will be hosted by Bank of Montreal).  Bank of Montreal will not publish a schedule of these fees in paper form. Bank of Montreal reserves the right to revise these fees.  If Bank of Montreal does so, it will notify the trustee and the Authorized Participants and will also make available such changes to the Fee Schedule published on the Trust’s website for at least 30 days before the new Withdrawal and Delivery Fee goes into effect. You should check with the Authorized Participant or broker-dealer to ascertain the fees prior to requesting delivery.

The Withdrawal and Delivery Fee must be paid by you, through the Authorized Participant or broker-dealer, up front by wire transfer (or such other means as Bank of Montreal may approve).  Upon receiving payment in full up front, Bank of Montreal may engage the Service Carrier to supply and deliver Gold Bullion for your account.  Bank of Montreal will use its reasonable efforts to have Gold Bullion available for shipment to you or to the Authorized Participant or broker-dealer no later than ten (10) Business Days after payment in full is received.  You or the Authorized Participant or broker-dealer (as applicable) may be required to execute a delivery receipt evidencing receipt of the Gold Bullion (the “Delivery Receipt”).  Once your Gold Bullion has been delivered, neither the Trust, Bank of Montreal nor any of its affiliates will be under any obligation to repurchase that Gold Bullion.

Gold Bullion is delivered only to addresses within the United States which are within a state specifically approved by BMO Capital Markets Corp. for delivery (a “Delivery State”).  A Delivery State is a state in which there are no excise or similar taxes or fees associated with the delivery of physical gold.  Bank of Montreal will maintain a list of the states that qualify as Delivery States and will provide same to the Authorized Participants from time to time.  BMO Capital Markets Corp. at its sole discretion will make updates and changes to this Delivery State listing.  Bank of Montreal is under no obligation to deliver Gold Bullion to a state not included on the “Delivery State” listing. The Trust will not deliver Gold Bullion to a post office box.

Taxes for which the Trust or Bank of Montreal may be held responsible for the collection or payment of on its own behalf or on behalf of the purchaser shall be the purchaser’s sole responsibility and shall be paid exclusively by the Gold Bullion purchaser. For these purposes, taxes means any and all sales, use, value added, excise tax or similar transaction taxes or duties, together with any penalties, fines or interest thereon, imposed by any domestic or foreign taxing authority on or with respect to the purchase, delivery or supply of gold bullion.

The obligation of the Trust or Bank of Montreal to deliver Gold Bullion is subject to applicable laws.  Neither the Trust nor Bank of Montreal shall be liable for any direct or indirect loss or damage incurred by you or the Authorized Participant or broker-dealer arising or resulting from any delay in the delivery of Gold Bullion including delays due to failure by you or the Authorized Participant to provide a duly completed Delivery Order, failure by you or the Authorized Participant or broker-dealer to remit the Withdrawal and Delivery Fee in full, or any other reason.

Bank of Montreal and The Bank of New York Mellon shall not be responsible for the storage and safekeeping of any Gold Bullion delivered to you or the Authorized Participant or broker-dealer in accordance with instructions contained in any Delivery Order, and Bank of Montreal’s undertaking to deliver Gold Bullion will be discharged upon the execution of the Delivery Receipt, and it shall have no liability for any loss or damage of Gold Bullion arising after delivery.

For the avoidance of doubt, Gold Bullion will not be delivered to you through the facilities of The Bank of New York Mellon or through the facilities of DTC or by the Authorized Participant or broker-dealer, and will only be delivered to you at an address within a Delivery State.

 The following is a list of current Delivery States:

1. Alaska	7. Florida	13. Maryland	20. New York	26. South Carolina
2. Arizona	8. Georgia	14. Massachusetts	21. North Dakota	27. South Dakota
3. California	9. Idaho	15. Michigan	22. Oklahoma	28. Texas
4. Colorado	10. Illinois	16. Missouri	23. Oregon	29. Utah
5. Connecticut	11. Iowa	17. Montana	24. Pennsylvania	30. Virginia
6. Delaware	12. Louisiana	18. Nebraska	25. Rhode Island	31. Washington
		19. New Hampshire		32. Wyoming

Redemption for Cash

A holder also may elect to redeem its Gold Deposit Receipts for cash.  Under no circumstance may a purchaser of Gold Bullion redeem his or her Gold Bullion for cash prior to the settlement date of the purchase.

A holder that elects to redeem for cash must instruct an Authorized Participant or broker-dealer to tender its Gold Deposit Receipts through BMO Capital Markets Corp., which will withdraw and sell a proportionate interest in Gold Bullion for cash to Bank of Montreal for further delivery to the Authorized Participant or broker-dealer through the facilities of the Trust, if Bank of Montreal chooses to purchase the Gold Bullion at that time. There are no fees payable to Bank of Montreal upon a redemption for cash. Holders who redeem their Gold Deposit Receipts for cash using the services of an Authorized Participant or other broker-dealer (for example, the holder’s broker) may be charged additional fees or commissions by that Authorized Participant or other broker-dealer.

Bank of Montreal currently intends to repurchase Gold Bullion upon the request of holders of Gold Deposit Receipts based on the market price of the Gold Bullion, but is under no obligation to do so, and may cease such repurchases at any time.

 The Authorized Participant or broker-dealer must transmit your redemption order request no later than 4:00 PM (New York time, or after such other time as may hereafter be established by Bank of Montreal) on a  Business Day in order for Bank of Montreal to execute the redemption order on such Business Day.  Any request received after this time on such Business Day will be treated as a request sent and received on the following Business Day. The settlement date for the redemption will be no later than the second Business Day following the date of execution of the redemption order.

The bid price represents the price at which a client can sell Gold Bullion to Bank of Montreal and is calculated using the U.S. dollar spot prices.  BMO Capital Markets Corp. will use the spot price of gold reflected on EBS as the source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the LBMA (PM) Gold Price as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification.  The bid price represents the price at which Bank of Montreal will buy Gold Bullion.

Withdrawal or redemption of Gold Bullion back to Bank of Montreal can only be facilitated through the Authorized Participant or other broker-dealer.

How to Obtain Pricing Information

An investor considering a purchase or redemption of Gold Deposit Receipts may obtain end of day indicative pricing from the Trust’s website. Real-time indicative quotations are available from Bloomberg using <BMOEGLDR Index Go> and these quotations also are available (on a delayed basis) at Bloomberg.com. An investor may also contact his broker or BMO Capital Markets Corp. to obtain a price quote at any time during a trading day.  The price to public for one Gold Deposit Receipt is calculated using the spot price for one troy ounce of gold bullion at the time the Gold Deposit Receipt is purchased.  The spot price of gold fluctuates. Given that the spot price fluctuates, the price at which your order for Gold Deposit Receipts is filled may differ from the quoted price.  You may obtain historical pricing information on the gold spot price to form an understanding of fluctuations in price.

In connection with a purchase of Gold Deposit Receipts, your broker may ask you to place a limit order, which may be executed at the limit price or lower.  Limit orders will be executed promptly. Your broker will advise you of the price at which the order was filled.  Alternatively, your broker may obtain from you a conditional order to purchase Gold Deposit Receipts subject to confirmation of the execution price.  In this case, your broker will obtain an execution price from BMO Capital Markets Corp. that is subject to your confirmation within the time period specified to you by your broker.

Determinations; Trust Website

All determinations relating to the spot price, or otherwise herein, is made by Bank of Montreal through its subsidiary, BMO Capital Markets Corp., using the spot prices reflected on EBS, without adjustment or modification, is published on the Trust’s website, www.BMOGOLD.com, managed by Bank of Montreal or BMO Capital Markets Corp. and, absent manifest error, is final and binding on holders of the Gold Deposit Receipts.  In addition, Bank of Montreal also maintains a page on Bloomberg <BMOEGLDR Index Go> that provides intra-day bid and offer indications on the current price per Gold Deposit Receipt. Bank of Montreal is not responsible for its errors and omissions if made in good faith, except in the case of its gross negligence or willful misconduct.  Bank of Montreal has not, and will not, retain an independent person to make or confirm calculations and determinations relating to the Gold Deposit Receipts.

Suspensions of Redemptions and/or Purchases

You should also be aware that, from time to time, this mechanism to redeem Gold Deposit Receipts may be suspended due to the occurrence of a market disruption event or a force majeure event that prevents the initial depositor for reasons beyond its control from delivering the Gold Bullion. Such suspension shall last as long as the initial depositor continues to be so prevented from delivering the Gold Bullion. Such suspension may effectively prevent you from redeeming Gold Deposit Receipts or selling Gold Bullion to Bank of Montreal.  Bank of Montreal will be under no obligation to repurchase Gold Bullion from you at any time.

You should also be aware that from time to time, the mechanisms to withdraw and sell Gold Bullion may be suspended due to the occurrence of a market disruption event of force majeure, thus effectively preventing you from selling Gold Bullion to Bank of Montreal.

For these purposes, a “market disruption event” means any of the following events, as determined by BMO Capital Markets Corp.:  (A) the suspension of or material limitation on trading in gold, or futures contracts or options related to gold, on the Relevant Market (as defined below); (B) the failure of trading to commence, or permanent discontinuance of trading, in gold, or futures contracts or options related to gold, on the Relevant Market; (C) the failure of the LBMA to calculate or publish the fix of gold for that day (or the information necessary for determining the fix); or (D) any other event, if BMO Capital Markets Corp., as underwriter, determines in its sole discretion that the event materially interferes with the its ability to redeem the Gold Deposit Receipts, repurchase Gold Bullion, or determine the spot price.  For the purpose of determining whether a market disruption event has occurred: (A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular trading hours of the Relevant Market; and (B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LBMA in the Relevant Market under ordinary circumstances.  “Relevant Market” means the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of gold, or if such market is no longer the principal trading market for gold or options or futures contracts for gold, such other exchange or principal trading market for gold as determined by the calculation agent which serves as the source of prices for gold, and any principal exchanges where options or futures contracts on gold are traded.

“Force majeure” means any bona fide event beyond the control of BMO Capital Markets Corp., (other than as a result of financial incapacity of Bank of Montreal) and not caused by an act or omission of Bank of Montreal, in the nature of any government act, restriction, act of God, fire, war, terrorism, earthquake, regulation or control, inability to obtain labor or materials, lack or shortage of Gold Bullion, inability to obtain Gold Bullion due to market demand or market shortage, flood, embargo, sabotage, explosion, bank failure, insurrection, civil commotion, riot, general internet or wireless communication or power failure, or labor shortage or dispute that, in any case, causes such party to be unable to fulfill or to be delayed or restricted in the fulfillment of any duty or obligation arising in connection with the offering of Gold Deposit Receipts for sale for cash.

Certificates Evidencing the Gold Deposit Receipts

The Gold Deposit Receipts are evidenced by global certificates executed and delivered by the trustee on behalf of the Trust.  DTC has accepted the Gold Deposit Receipts for settlement through its book-entry settlement system. So long as the Gold Deposit Receipts are eligible for DTC settlement, there will be only one certificate evidencing Gold Deposit Receipts that will be registered in the name of a nominee of DTC.  Investors will be able to own Gold Deposit Receipts only in the form of book-entry security entitlements with DTC, or direct participants (“DTC Participants”) or indirect participants (“Indirect Participants”) in DTC. No investor will be entitled to receive a separate certificate evidencing Gold Deposit Receipts. Because Gold Deposit Receipts can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold Gold Deposit Receipts to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Voting Rights

Gold Deposit Receipts do not have any voting rights. However, holders of at least 75% of the Gold Deposit Receipts acting through an Authorized Participant have the right to require the trustee to terminate the Trust as described below.

Trust Expenses

Bank of Montreal bears all expenses of the Trust, including, but not limited to, the following:
•	any expenses or liabilities of the Trust;
•	any taxes and other governmental charges that may fall on the Trust or its property; and
•	fees and expenses of The Bank of New York Mellon and BNY Mellon Trust of Delaware and any indemnification of The Bank of New York Mellon and/or BNY Mellon Trust of Delaware, as described below.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the Gold Deposit Receipts. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates are not issued for the Gold Deposit Receipts. Instead, a global certificate has been signed by the trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the trustee on behalf of DTC. The global certificate represents all of the Gold Deposit Receipts outstanding at any time.

Upon the settlement date of any transfer or exchange of Gold Deposit Receipts, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Gold Deposit Receipts so transferred or exchanged to the accounts of the appropriate DTC Participants. The trustee and the DTC Participants will designate the accounts to be credited/charged in the case of exchanges of Gold Deposit Receipts.

Beneficial ownership of the Gold Deposit Receipts is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Gold Deposit Receipts will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants, and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the Gold Deposit Receipts.

Investors may transfer the Gold Deposit Receipts through DTC by instructing the DTC Participant or Indirect Participant through which the holders hold their Gold Deposit Receipts to transfer the Gold Deposit Receipts. Transfers are made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Gold Deposit Receipts by giving notice to the trustee and the initial depositor or BMO Capital Markets Corp. Under such circumstances, the trustee and the initial depositor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for Gold Deposit Receipts to the DTC Participants having Gold Deposit Receipts credited to their accounts.

The rights of the holders of Gold Deposit Receipts generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Depositary Trust Agreement provides that, as long as the Gold Deposit Receipts are represented by a global certificate registered in the name of DTC or its nominee, as described above, the trustee will be entitled to treat DTC as the holder of the Gold Deposit Receipts.

DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT

General.  The Depositary Trust Agreement provides that Gold Deposit Receipts will represent an owner’s undivided beneficial ownership interest in the Trust assets.

The trustee.  The Bank of New York Mellon serves as trustee.  The Bank of New York Mellon, which was founded in 1784, was New York’s first bank and is the oldest bank in the country still operating under its original name.  The Bank of New York Mellon is organized under the law of the State of New York authorized to conduct a banking business and a member of the Federal Reserve System.  The Bank of New York Mellon conducts a national and international wholesale banking business and a retail banking business in the New York City, New Jersey and Connecticut areas, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

Termination of the Trust.  The Trust will terminate if the trustee resigns and no successor trustee is appointed by Bank of Montreal, as initial depositor, within 60 days from the date the trustee provides notice to Bank of Montreal, as initial depositor, and BMO Capital Markets Corp., as underwriter, of its intent to resign.  Upon termination, the beneficial owners of Gold Deposit Receipts will surrender their Gold Deposit Receipts as provided in the Depositary Trust Agreement, including payment of any fees of the trustee or applicable taxes or governmental charges due.  The Trust will terminate if the owners of 75% of the outstanding Gold Deposit Receipts (other than those held by Bank of Montreal for its own account) acting through an Authorized Participant vote to dissolve and liquidate the Trust, an event of liquidation or dissolution occurs as to Bank of Montreal, if Bank of Montreal ceases to store Gold Bullion at the Mint and does not make alternative arrangements that it deems appropriate, or if the Trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust.

If a termination event occurs, the initial depositor will sell the Gold Bullion and the trustee will deliver to you the resulting proceeds as promptly as practicable after the termination event occurs.

Amendment of the Depositary Trust Agreement.  The trustee and Bank of Montreal, as initial depositor, may amend any provisions of the Depositary Trust Agreement without the consent of any of the owners of the Gold Deposit Receipts.  Promptly after the execution of any amendment to the agreement, Bank of Montreal, as initial depositor, must furnish or cause to be furnished written notification of the substance of the amendment to each owner of Gold Deposit Receipts.

Any amendment that imposes or increases any fees or charges, subject to exceptions, or that otherwise prejudices any substantial existing right of the owners of Gold Deposit Receipts will not become effective until 30 days after notice of the amendment is given to the owners of Gold Deposit Receipts.

Trustee fees.  The Bank of New York Mellon, as trustee, charges a fee, which is borne by Bank of Montreal.

Address of the trustee.  The Bank of New York Mellon, Corporate Trust Department, 101 Barclay Street, Floor 7 East, New York, New York 10286.

Governing law.  The Depositary Trust Agreement and Gold Deposit Receipts are governed by the laws of the State of Delaware.  The trustee will provide the Depositary Trust Agreement to any owner designated by DTC free of charge upon written request.

Duties and immunities of the trustee.  Neither the trustee nor the Delaware trustee assumes any responsibility or liability for, and neither makes any representations as to, the validity or sufficiency, or the accuracy of the Gold Deposit Receipts, the Registration Statement or the Depositary Trust Agreement.

Neither the trustee nor the Delaware trustee is a fiduciary or an agent of the holders of the Gold Deposit Receipts and neither shall owe any holder or owner any duty, whether of trust or fiduciary. Each of the trustee and the Delaware trustee undertakes to perform only those duties as are specifically set forth in the Depositary Trust Agreement. No implicit duties and obligations shall be read into the Depository Trust Agreement.  Subject to the preceding sentence and the Depositary Trust Agreement, each of the trustee and the Delaware trustee will be liable for its own gross negligence or bad faith except for good faith errors in judgment so long as the trustee or the Delaware trustee, as applicable, was not negligent in ascertaining the relevant facts.

Neither the Trust nor the trustee shall be liable for any fees, expenses, damages, penalties or other liabilities, except for, in the case of the trustee, its own gross negligence or willful misconduct.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following description is a general summary of certain U.S. federal income tax considerations applicable to an investment in the Gold Deposit Receipts, which represent an investment in Gold Bullion.  The Trust intends to be treated as a “grantor trust” for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.  As a grantor trust, investors in Gold Deposit Receipts generally will be treated as if they directly owned a pro rata share of the underlying Gold Bullion.  This discussion therefore describes the tax consequences applicable to holding the Gold Bullion.

This summary applies to an investor only if such investor holds the Gold Bullion as a capital asset for U.S. federal income tax purposes. This summary does not purport to be a complete description of the tax considerations applicable to such an investment. For example, this summary does not describe any tax consequences that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, including a dealer in commodities, a trader in commodities, a bank, a life insurance company, a tax-exempt organization, a subchapter S corporation, a regulated investment company, a real estate investment trust, investors that hold Gold Deposit Receipts as part of a hedge, investors liable for alternative minimum tax, investors that hold the Gold Deposit Receipts in tax-deferred or tax-advantaged accounts, or investors whose functional currency for tax purposes is not the U.S. dollar. Moreover, this summary does not take into account state, local or foreign tax considerations which may be applicable to an investor.  Investors may be subject to various state and local taxes, including income, estate, inheritance, property, sales, use, excise or transfer taxes and should consult their own tax advisors regarding their particular circumstances.

The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion.

Assuming that the Trust is treated as a “grantor trust” for U.S. federal income tax purposes, in the opinion of Morrison & Foerster LLP, the Trust itself will not pay U.S. federal income tax.  Instead, the Trust’s income and expenses “flow through” to the investors, and the trustee will report the Trust’s income, gains, losses and deductions to the Internal Revenue Service (“IRS”) on that basis.

The following discussion only applies to an investor that is a beneficial owner of Gold Deposit Receipts and that is (i) a citizen or resident of the United States or (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia. An investor that is not a U.S. individual or corporate taxpayer should consult its own tax advisor regarding the tax considerations applicable to an investment in Gold Deposit Receipts.

Capital gains recognized by a U.S. individual taxpayer from the sale of Gold Deposit Receipts held for more than one year are taxed at a maximum U.S. federal income tax rate of 28%, rather than the lower maximum rate applicable to most other long-term capital gains.  The tax rates for capital gains recognized by a U.S. individual taxpayer upon the sale of Gold Bullion held for one year or less are generally the same as those at which ordinary income is taxed.  Capital gains of U.S. corporate taxpayers are taxed at the regular corporate rates, irrespective of the holding period for the Gold Deposit Receipts.

The receipt of Gold Bullion through physical delivery generally should not be a taxable event to a U.S. individual or corporate taxpayer.

The tax basis for the Gold Bullion received in an exchange for Gold Deposit Receipts generally should be the same as the investor’s tax basis for the portion of its pro rata share of the Gold Bullion held in the Trust immediately prior to the exchange that is attributable to the Gold Deposit Receipts exchanged.  The holding period with respect to the Gold Bullion should include the period during which the investor held the Gold Deposit Receipts exchanged.  A subsequent sale of the Gold Bullion received by the investor will be a taxable event.

A U.S. individual taxpayer is generally subject to a 3.8% Medicare tax on the lesser of (1) the taxpayer’s “net investment income” for the relevant taxable year and (2) the excess of the taxpayer’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. individual taxpayer’s net investment income generally includes its net gains from the disposition of property, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. individual taxpayers are urged to consult their own tax advisors regarding the applicability of this tax to their income and gains in respect of investing in Gold Bullion.

Commissions paid to Bank of Montreal or any participating broker-dealer, as well as the Deposit Fee paid in connection with any purchase or sale of Gold Deposit Receipts, should generally be added to the purchase price and included in tax basis or, in the case of selling expenses, subtracted from the amount realized on a sale.

Fees associated with Gold Bullion Services (including the Withdrawal and Delivery Fee) will generally be classified as “miscellaneous itemized deductions,” which are deductible by a U.S. individual taxpayer only to the extent such deductions exceed two percent of the U.S. individual taxpayer’s adjusted gross income.  In addition, such deductions may be subject to phase-outs and other limitations.  Moreover, miscellaneous itemized deductions are not deductible by a U.S. individual taxpayer in calculating its alternative minimum tax liability.  The IRS may argue that all or a portion of the commissions paid to Bank of Montreal or any participating broker-dealer (including the Deposit Fee) should be treated as miscellaneous itemized deductions instead of included in tax basis (or subtracted from the amount realized) as described above.

In general, backup withholding may apply in respect of amounts paid to an investor, unless such investor provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  In addition, account information (including IRS Form 1099-B) will be reported to the IRS to the extent required by applicable law.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against an investor’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return.  You are urged to consult your own tax advisor regarding such requirements with respect to investing in Gold Deposit Receipts.

To the extent provided in Treasury regulations, a domestic trust shall be treated as a foreign trust for purposes of certain information reporting provisions if the trust has substantial activities or holds substantial property outside the United States.  No Treasury regulations have yet been issued.  The IRS has, however, issued a notice in which it stated that the IRS and the Treasury Department are studying the appropriate scope of any reporting requirements and that, until further guidance is issued, domestic trusts would not be treated as foreign trusts for these purposes.  It is not possible to determine what guidance the IRS and the Treasury Department will ultimately issue, if any.  Any such future guidance may cause the Trust to be treated as a foreign trust, in which case the Trust and beneficial owners of Gold Deposit Receipts may become subject to information reporting obligations with respect to their investment in the Gold Deposit Receipts.

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an individual retirement account (“IRA”), or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible.  Therefore, anyone purchasing Gold Deposit Receipts on behalf of an IRA or a participant-directed plan that is tax-qualified under Section 401(a) of the Code must consider whether such purchase would constitute the acquisition of a collectible to the extent provided under Section 408(m) of the Code. See also “ERISA Considerations.”

The foregoing is a summary only.  You should consult with your own tax advisor regarding the U.S. federal income tax consequences and the consequences under any other taxing jurisdiction of investing in Gold Deposit Receipts.

ERISA CONSIDERATIONS

Any fiduciary of a Plan (as defined below) which proposes to have such Plan acquire Gold Deposit Receipts should consult with its counsel with respect to the potential applicability of ERISA and the Code to this investment and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied.  The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should also consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Gold Deposit Receipts. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code, which are among the ERISA and Code fiduciary provisions governing plans, prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any Gold Deposit Receipts are acquired by a Plan with respect to which any of Bank of Montreal, the Trust, the trustee, or any of their respective affiliates are a party in interest or a disqualified person.  A violation of these prohibited transaction rules could result in excise taxes or other liabilities under ERISA and/or Section 4975 for such persons.

Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire Gold Deposit Receipts and the circumstances under which such decision is made.  Those exemptions include but may not be limited to prohibited transaction exemption (“PTCE”) 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

In addition, there are statutory exemptions that may apply to the purchase or sale of Gold Deposit Receipts.  Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exceptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”). The Service Provider Exemption is generally applicable for certain otherwise-prohibited transactions, such as sales between a Plan and a person or entity that is a party in interest or disqualified person with respect to such Plan solely by reason of providing services to the Plan (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Plan involved in the transaction), provided, that there is “adequate consideration” for the transaction. Additionally, Section 408(b)(8) of ERISA and Section 4975(d)(8) of the Code exempt certain transactions between a plan and a common or collective investment fund of a bank if the bank receives no more than reasonable compensation and other requirements are met.

There can be no assurance that any exemption will be available with respect to any particular transaction involving the Gold Deposit Receipts, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an individual retirement account (“IRA”), or for a participant-directed account maintained under any plan that is tax-qualified under Section 401(a) of the Code, is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. Therefore, anyone purchasing Gold Deposit Receipts on behalf of an IRA or a participant-directed plan that is tax-qualified under Section 401(a) of the Code must consider whether such purchase would constitute the acquisition of a collectible to the extent provided under section 408(m) of the Code.

Governmental plans and certain church and other U.S. plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to ERISA and the Code (“Similar Laws”). Fiduciaries of any such plans should consult with their counsel before purchasing any Gold Deposit Receipts.

Because Bank of Montreal, the Trust, the trustee, or any of their respective affiliates may be considered a party in interest with respect to many Plans, the Gold Deposit Receipts may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, or such purchase, holding or disposition is otherwise not prohibited. Accordingly, by its purchase of any Gold Deposit Receipts (or any interest in Gold Deposit Receipts), each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed that either (i) it is not and for so long as it holds Gold Deposit Receipts (or any interest therein) will not be a Plan, or a governmental or other employee benefit plan which is subject to any Similar Laws, or (ii) its purchase and holding of the Gold Deposit Receipts will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a governmental or other employee benefit plan, any Similar Laws, for which an exemption is not available.

In addition, any purchaser, that is a Plan or that is acquiring Gold Deposit Receipts on behalf of a Plan, including any fiduciary purchasing on behalf of a Plan, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of Gold Deposit Receipts that (a) none of Bank of Montreal, the Trust, the trustee, or any of their respective affiliates (the “Affiliated Parties”) is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of Gold Deposit Receipts, or as a result of any exercise by us or our affiliates of any rights in connection with Gold Deposit Receipts, (b) no advice provided by any of the Affiliated Parties has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with Gold Deposit Receipts and the transactions contemplated with respect to Gold Deposit Receipts, and (c) such purchaser recognizes and agrees that any communication from any of the Affiliated Parties to the purchaser with respect to Gold Deposit Receipts is not intended by the Affiliated Parties to be impartial investment advice and is rendered in its capacity as a seller of such Gold Deposit Receipts and not a fiduciary to such purchaser.

The foregoing discussion is general in nature and not intended to be all-inclusive. Any Plan fiduciary who proposes to cause a Plan to purchase any Gold Deposit Receipts should consult with its counsel and other advisers regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

The sale of Gold Deposit Receipts to a Plan is in no respect a representation by Bank of Montreal, the Trust, the trustee, or any of their respective affiliates that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

In accordance with the Depositary Trust Agreement, the Trust will issue to BMO Capital Markets Corp. and BMO Capital Markets Corp. will deposit on behalf of Bank of Montreal an interest in the Gold Bullion to receive the Gold Deposit Receipts.

The Trust is offering the Gold Deposit Receipts for sale through BMO Capital Markets Corp., the underwriter. The applicable supplement will set forth the initial price for the Gold Deposit Receipts.

As of the date of this prospectus, the Trust, Bank of Montreal and BMO Capital Markets Corp. have entered into a distribution agreement. Pursuant to the distribution agreement, Bank of Montreal and the Trust have engaged BMO Capital Markets Corp. as underwriter. From time to time, other dealers may become parties to the distribution agreement and participate in the distribution of Gold Deposit Receipts as underwriters. The form of distribution agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. BMO Capital Markets Corp. has entered, and will continue to enter, into arrangements with certain broker-dealers, referred to as Authorized Participants. Authorized Participants may act as selling agents and participate in the offer and sale of the Gold Deposit Receipts. Each of the Trust and Bank of Montreal has agreed to indemnify BMO Capital Markets Corp., the underwriter, and certain other persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make.

Bank of Montreal estimates the total expenses of this offering, which is payable by Bank of Montreal, will be approximately $1,550,000.  After deducting our estimated offering expenses and the deposit and sales fee, we expect the net proceeds from the sale of the full amount of Gold Deposit Receipts to be sold in this offering to be approximately $473,650,000.

We have the right to withdraw, cancel, or modify the offer made by this prospectus supplement without notice. We will have the sole right to accept offers to purchase Gold Deposit Receipts, and we, in our absolute discretion, may reject any proposed purchase of Gold Deposit Receipts in whole or in part.

Classes of Gold Deposit Receipts

Unless otherwise agreed and specified in the applicable supplement, in the continuous offering, the Trust issues and sells to BMO Capital Markets Corp., the underwriter, Gold Deposit Receipts. BMO Capital Markets Corp. purchases the offered Gold Deposit Receipts on a principal basis for resale to one or more investors or other purchasers, including Authorized Participants.  Any Gold Deposit Receipts so sold are purchased at a price equal to the then spot price plus:

•
in the case of a Class A Gold Deposit Receipt, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 2.00% to any participating broker-dealer that sells Gold Deposit Receipts to an investor;

•	in the case of a Class F Gold Deposit Receipt, which is sold only through fee-based programs, a deposit fee of 2.00%, payable to Bank of Montreal, plus a sales fee of 0.25%;

•	in the case of a Class F-1 Gold Deposit Receipt, which is sold to trust or fiduciary accounts, a deposit fee of 2.00%, payable to Bank of Montreal, and no sales fee;

•	in the case of a Class F-2 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.50%, payable to Bank of Montreal, and no sales fee;

•	in the case of a Class F-3 Gold Deposit Receipt, which is sold solely to an Institutional Account, a deposit fee of 1.00%, payable to Bank of Montreal, and no sales fee; and

•	in the case of a Class S Gold Deposit Receipt, which is sold solely to an Institutional Account, neither a deposit fee nor a sales fee.

Institutional Accounts will be offered the Institutional Gold Deposit Receipts on the basis shown on the prospectus cover page, which represents price breaks or accommodations for significant order sizes.  BMO Capital Markets Corp. does not receive a fee in connection with the offering. Any applicable deposit fee is paid through BMO Capital Markets Corp. and remitted to Bank of Montreal.

Bank of Montreal may provide, at its own expense and out of its own profits from the deposit fee, additional compensation and benefits to firms who sell Gold Deposit Receipts. This compensation is intended to result in additional sales of Gold Deposit Receipts and/or compensate firms for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of Gold Deposit Receipts by the intermediary or its agents, the placing of the Gold Deposit Receipts on a preferred or recommended product list and access to an intermediary’s personnel. We may make these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisors, advertising, sponsorship of events or seminars, obtaining information about the breakdown of sales among an intermediary’s representations or offices, obtaining shelf space in broker-dealer firms and similar activities designed to promote the sale of Gold Deposit Receipts. Payments of such additional compensation described in this paragraph, some of which may be characterized as “revenue sharing,” may create an incentive for financial intermediaries and their agents to sell or recommend the Gold Deposit Receipts over other products. These arrangements will not change the price you pay for your Gold Deposit Receipts.

Public Offering Price and Settlement

BMO Capital Markets Corp. uses the spot price of gold reflected on EBS as the source for the spot price of gold. BMO Capital Markets Corp. refers to this source without adjustment or modification. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the LBMA (PM) Gold Price as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification.

The price to public for one Gold Deposit Receipt is calculated using the spot price at the time of sale for one troy ounce of Gold Bullion.  In connection with a purchase of Gold Deposit Receipts, your broker may ask you to place a limit order, which will be executed at the limit price or lower.  Limit orders will be executed promptly. Your broker will advise you of the price at which the order was filled.  Alternatively, your broker may obtain from you a conditional order to purchase Gold Deposit Receipts subject to confirmation of the execution price.  In this case, your broker will obtain an execution price from BMO Capital Markets Corp. that is subject to your confirmation within the time period specified to you by your broker.

Settlement for any purchase of Gold Deposit Receipts occurs no later than the second Business Day following the date of execution of the purchase order.

Secondary Market, Redemptions

The Gold Deposit Receipts do not have an established trading market, and we have not, and will not, list the Gold Deposit Receipts on any securities exchange.  Although an Authorized Participant may purchase and sell Gold Deposit Receipts in the secondary market from time to time, we do not anticipate that a secondary market will develop.

BMO Capital Markets Corp., the underwriter and one of our affiliates, is a broker-dealer and member of FINRA. BMO Capital Markets Corp. does not intend to engage in market-making transactions in the Gold Deposit Receipts.

Generally, Rules 101 and 102 of Regulation M prohibit any “distribution participant” and its “affiliated purchasers” from bidding for, purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of a distribution until after the applicable restricted period, except as specifically permitted by Regulation M. The provisions of the rules apply to underwriters, prospective underwriters, brokers, dealers, and other persons who have agreed to participate or are participating in a distribution of securities.

We have requested, and received, exemptive relief from Rule 101 under Regulation M to permit persons participating in a distribution of Gold Deposit Receipts to also engage in periodic redemption transactions in such Gold Deposit Receipts, which may occur during their participation in such a distribution.  We have also requested, and received, an exemption pursuant to paragraph (e) of Rule 102 under Regulation M to allow the redemption of Gold Deposit Receipts during the continuous offering of Gold Deposit Receipts.

Each of Bank of Montreal and BMO Capital Markets Corp. has agreed to indemnify the trustee against civil liabilities related to acts performed or not performed by the trustee in accordance with the Depositary Trust Agreement or periodic reports filed or not filed with the SEC with respect to the Gold Deposit Receipts.  Should a court determine not to enforce the indemnification provision, Bank of Montreal and BMO Capital Markets Corp. also agree to contribute to payments the trustee may be required to make with respect to these liabilities.

LEGAL MATTERS

Legal matters, including the validity of the Gold Deposit Receipts and the availability of protection for Gold Deposit Receipt holders by the Securities Investor Protection Corporation, will be passed upon for Bank of Montreal, the initial depositor and the underwriters, by Morrison & Foerster LLP, New York, New York.  Morrison & Foerster LLP, as special U.S. tax counsel to the Trust, also will render an opinion regarding the material federal income tax consequences relating to the Gold Deposit Receipts.

WHERE YOU CAN FIND MORE INFORMATION

Bank of Montreal, as initial depositor of the Trust, has filed a registration statement on Form S-1 with the SEC covering the Gold Deposit Receipts. While this prospectus is a part of the registration statement, it does not contain all the exhibits filed as part of the registration statement. You should consider reviewing the full text of those exhibits.

The Trust files annual, quarterly and current reports, along with other information with the SEC. The Trust’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The Trust’s fiscal year ends October 31 of each year. The Trust’s website is www.BMOGOLD.com. The information on, or that can be accessed through, our website is not part of and should not be incorporated by reference in this prospectus. The website address is included as an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

SEC rules permit the Trust to “incorporate by reference” into this prospectus much of the information the Trust files with the SEC, which means that the Trust can disclose important information to you by referring you to those publicly available documents. The information that the Trust incorporates by reference into this prospectus is considered to be part of this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:

•	the Trust’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, including all exhibits thereto; and

•	the Trust’s Quarterly Reports on Form 10-Q for the quarterly period ended January 31, 2017.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

EXPERTS

The financial statements appearing in the Trust's Annual Report (Form 10-K) for the year ended October 31, 2016 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$500,000,000 of Gold Deposit Receipts
Vaulted Gold Bullion Trust

P R O S P E C T U S

BMO Capital Markets

May 15, 2017